As filed with the Securities and Exchange Commission on August 2, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

L-1 Identity Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-08087887
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

177 Broad Street
Stamford, Connecticut 06901

(203) 504-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Molina
General Counsel
L-1 Identity Solutions, Inc.
177 Broad Street
Stamford, Connecticut 06901

(203) 504-1100

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Marita A. Makinen, Esq.
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.75% Convertible Senior Notes due May 15, 2027	$175,000,000	$175,000,000	$5,372.50
Common Stock, $0.001 par value per share	7,918,750(2)	N/A(3)	N/A(3)
(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 5,600,000 shares of common stock initially issuable upon conversion of the notes and an indeterminate number of additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the 3.75% Convertible Senior Notes due May 15, 2027.

PROSPECTUS

$175,000,000 PRINCIPAL AMOUNT OF
3.75% CONVERTIBLE SENIOR NOTES DUE 2027
AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

We issued $175.0 million aggregate principal amount of our Convertible Senior Notes due 2027 (the ‘‘notes’’) on May 17, 2007. The selling securityholders will use this prospectus to resell their notes and the common stock issuable upon conversion of their notes as described in ‘‘Plan of Distribution.’’ We will not receive any proceeds from this offering.

The notes bear interest at an annual rate of 3.75%. We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2007. The notes will mature on May 15, 2027, unless earlier converted, redeemed or repurchased.

Holders may convert their notes only under the following circumstances: the market price of our common stock is above a specified threshold, the trading price of the notes is below a specified threshold, if we have called the notes for redemption or upon the occurrence of specified corporate transactions or fundamental changes as described in this prospectus. On or after January 15, 2027, the notes may be converted without satisfaction of the conditions specified above.

Upon conversion, holders will initially be entitled to receive a number of shares of our common stock determined as set forth in this prospectus, which we refer to as the conversion rate. If, at the time of conversion, the daily VWAP (as defined herein) of our common stock is less than or equal to $32.00 per share, which is referred to as the base conversion price, the notes will be convertible into 31.25 shares of common stock per $1,000 principal amount of the notes subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the daily VWAP of our common stock exceeds the base conversion price, the conversion rate will be determined pursuant to a formula resulting in holders’ receipt of up to an additional 14 shares of common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of certain events and determined as set forth in this prospectus.

Upon conversion, we will have the right to deliver either (i) shares of common stock based upon the applicable conversion rate, or (ii) a combination of cash and shares of common stock, if any, based on a daily conversion value (as described in this prospectus) calculated on a proportionate basis for each trading day of a 25 trading-day observation period.

If you elect to convert your notes in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock, or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes will become convertible into shares of the acquiring or surviving company.

The notes will be our senior unsecured obligations and will rank in right of payment equally with our senior indebtedness, senior to any of our subordinated indebtedness, effectively subordinated to any of our secured indebtedness to the extent of the value of collateral securing such indebtedness and structurally subordinated to all of the liabilities and preferred stock of our subsidiaries.

We may, at our option, redeem the notes, in whole or in part, for cash, upon not less than 30 days’ nor more than 45 days’ notice before the redemption date, at any time on or after May 20, 2012. The redemption price of the notes during that period will be equal to the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) up to but not including the redemption date. Holders may require us to purchase all or part of their notes for cash at a purchase price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) on May 15, 2012, May 15, 2017 and May 15, 2022, or upon the occurrence of a fundamental change.

Our common stock is quoted on the New York Stock Exchange under the symbol ‘‘ID.’’ On August 1, 2007, the last quoted sale price of our common stock was $16.06 per share.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 9 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 2, 2007

SUMMARY

This summary highlights relevant information contained elsewhere in or incorporated by reference in this prospectus and may not contain all of the information that you should consider before investing in the notes and the common stock issuable upon conversion of the notes. For a more complete understanding of this offering, you should read this entire prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and related notes incorporated by reference in this prospectus and the matters discussed under ‘‘Risk Factors.’’

In this prospectus, the ‘‘Company,’’ ‘‘L-1,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to L-1 Identity Solutions, Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

Our Company

We are the trusted provider of technology, products, systems and solutions that protect and secure personal identities and assets. Together, our growing portfolio of companies deliver the full range of offerings required for solving the problems associated with managing human identity. These offerings are the cornerstone for building convenient and secure identification solutions. L-1 companies have a 20-year history of serving domestic and international governments, law enforcement and border management agencies, military branches and commercial businesses.

Because of threats to national security and significant economic loss facilitated by identity-based fraud and theft, the market is requiring a more secure and tamper-proof means of validating a claimed identity as well as issuing credentials that grant privileges for travel, physical and logical access to facilities and networks, and performing financial transactions. We believe that the best means available today is through an end-to-end, integrated multi-biometric (finger, face, iris) recognition solution. Our strategy is to provide these products, solutions and services by acquiring the best and most promising technologies and companies in the market today.

We are a leader in multi-modal, state-of-the-art end-to-end solutions with modular components. Through our corporate research center and ongoing development efforts, we remain at the forefront of the latest advances in multi-biometric recognition, imaging and document authentication technology. When used together to form an end-to-end solution, the modular products, services and solutions stand apart as a comprehensive approach to protecting and securing identities. We are not aware of any other company that competes with us directly on the basis of an integrated and multi-modal identity solution, covering the entire identity lifecycle from proofing to issuance.

Our headquarters are located at 177 Broad Street, Stamford, Connecticut 06901, and our telephone number at that address is (203) 504-1100. Our Internet website is http://www.L1id.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

The Offering

The summary below contains basic information about this offering, and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled ‘‘Description of Notes.’’

Notes Offered	$175.0 million in aggregate principal amount of 3.75% Convertible Senior Notes due 2027.

Issue Date	May 17, 2007.

Maturity Date	The notes will mature on May 15, 2027, unless earlier redeemed, repurchased or converted.

Interest	3.75% per year payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2007.

Ranking	The notes rank in right of payment equally with all of our existing and future senior indebtedness and senior to any of our future subordinated debt. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of collateral securing such indebtedness, and will be structurally subordinated to all existing and future liabilities and preferred stock of our subsidiaries. We have provided a guarantee of indebtedness under the credit facility of our wholly-owned subsidiary, L-1 Identity Solutions Operating Company (‘‘L-1 Operating Company’’), which is secured by a pledge of the equity we hold in L-1 Operating Company. As of March 31, 2007, we had $98.0 million of secured indebtedness, all of which was outstanding indebtedness under L-1 Operating Company’s credit facility, and had additional availability of $47.7 million of secured debt that could be incurred under the credit facility. On May 17, 2007 we repaid all borrowings outstanding under the credit facility with the proceeds from the issuance of the notes and had $150.0 million of borrowing availability under the facility after such repayment.

As of March 31, 2007, our subsidiaries had outstanding liabilities, including trade and other payables but excluding intercompany amounts, in an amount equal to approximately $179.0 million, all of which were effectively senior to the notes (and $98.0 million of which was repaid on May 17, 2007). The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries have not guaranteed any of our obligations under the notes.

Conversion Rights	Holders may convert their notes until the close of business on the second business day immediately preceding May 15,

2027, in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances:

•	during the five business-day period after any five consecutive trading day period (the ‘‘measurement period’’) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such trading day;

•	during any fiscal quarter after June 30, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the base conversion price on the related trading day;

•	if we call any or all of the notes for redemption as described below under ‘‘Description of Notes — Conversion Upon Notice of Redemption;’’ or

•	upon the occurrence of specified events described below under ‘‘Description of Notes — Conversion Rights.’’

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after January 15, 2027, until the close of business on the second business day immediately preceding May 15, 2027.

Upon conversion, we will have the right to deliver either (i) shares of common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of common stock, if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the observation period. See ‘‘Description of Notes — Conversion Rights — Payment upon Conversion.’’

Conversion Rate	The applicable conversion rate for any notes to be converted will equal the sum of the daily conversion rate fractions for each day during the 25 VWAP trading days (defined under ‘‘Description of Notes — Conversion Rights’’) during the observation period (defined below). The daily conversion rate fraction for each day during the related observation period shall be determined as follows:

•	if the daily VWAP on such date for such notes is less than or equal to the base conversion price, the daily conversion rate fraction for such notes will be equal to the base conversion rate divided by 25, as may be adjusted as described below; or

•	if the daily VWAP is greater than the base conversion price, the daily conversion rate fraction of such notes will be equal to the following:

base conversion rate	+	[	(daily VWAP – base conversion price) daily VWAP	x	incremental share factor	]

25

The ‘‘base conversion rate’’ is 31.25, subject to adjustment as described under ‘‘Description of Notes — Conversion Rate Adjustments.’’

The ‘‘base conversion price’’ per $1,000 principal amount of notes is a dollar amount (initially $32.00) determined by dividing $1,000 by the base conversion rate, subject to adjustment as described under ‘‘Description of Notes — Conversion Rate Adjustments.’’

‘‘Daily conversion value’’ means, for each of the 25 consecutive VWAP trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of L-1’s common stock on such VWAP trading day.

The ‘‘incremental share factor’’ is initially 14, subject to adjustment as described under ‘‘Description of Notes — Conversion Rate Adjustments.’’

‘‘Observation period’’ with respect to any note means the 25 consecutive VWAP trading day period beginning on and including the third trading day after the related conversion date; provided that with respect to any related conversion date occurring (i) after the date of issuance of a notice of redemption or (ii) the 28th scheduled trading day prior to the maturity date, the ‘‘observation period’’ means the 25 consecutive VWAP trading days beginning on and including the 28th scheduled trading day prior to the applicable redemption date or maturity date, respectively.

See ‘‘Description of Notes — Conversion Rights — General.’’

In addition, if a ‘‘fundamental change’’ occurs prior to maturity, subject to certain limitations and provided such fundamental change is not a public acquirer change in control in respect of which we have elected to adjust the conversion rate as described under ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments — Conversion After a Public Acquirer Change of Control,’’ we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change upon conversion in the circumstances as described under ‘‘Description of Notes — Conversion

Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes.’’

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock delivered to you upon conversion.

Sinking Fund	None.

Optional Redemption by L-1	Prior to May 20, 2012, the notes will not be redeemable. On or after May 20, 2012, we may redeem at any time for cash all or part of the notes, upon not less than 30 nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Purchase of Notes by L-1 at Option of Holders	Subject to certain exceptions, on May 15, 2012, May 15, 2017 and May 15, 2022 or upon the occurrence of a ‘‘fundamental change’’ as defined below under ‘‘Description of Notes — Fundamental Change Permits Holders to Require L-1 to Purchase Notes,’’ you will have the option to require us to repurchase all or any portion of your notes. The repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay cash for all notes so repurchased.

Events of Default	Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 365 days following such event of default consists exclusively of the right to receive additional interest on the notes at an annual rate of 0.50% of the principal amount of the notes. The notes automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Use of Proceeds	We will not receive any proceeds from the selling securityholders’ sale of the notes or shares of our common stock issuable upon conversion of the notes. See ‘‘Use of Proceeds.’’

Form and Denomination	The notes are issuable in minimum denominations of $1,000 and any integral multiple of $1,000.

The PORTALSM Market	The notes are not listed on any securities exchange or included in any automated quotation system. However, the notes issued in the initial placement and shares of our common stock issuable upon conversion of the notes are eligible for trading on the PORTALSM Market. Notes and shares of our common stock issued upon conversion of the notes sold using this prospectus, however, will no longer be eligible for trading in the PORTALSM Market. We do not intend to list the notes on any other national securities exchange or automated quotation system.

The New York Stock Echange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol ‘‘ID.’’

United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See ‘‘Material U.S. Federal Income Tax Considerations.’’

Risk Factors	See ‘‘Risk Factors’’ for a discussion of factors that should be considered with respect to an investment in the notes.

Ratio of Earnings to Fixed Charges

Our earnings were insufficient to cover fixed charges for each of the three-month periods ended March 31, 2006 and 2007 and for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006. The deficiency of our earnings to fixed charges for such periods is set forth below:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2007	2002	2003	2004	2005	2006
	(In thousands)
Deficiency:	$2,158	$8,831	$9,530	$5,466	$6,038	$5,971	$28,233

As adjusted to give pro forma effect to the issuance of the notes and the application of the proceeds therefrom at the beginning of the applicable period to, among other things, repay outstanding indebtedness under our credit facility, the deficiency in our earnings to fixed charges for the three-month period ended March 31, 2007 and the year ended December 31, 2006 would have been as set forth in the table below:

	Pro Forma
	Three Months Ended March 31, 2007	Year Ended December 31, 2006
	(In thousands)
Deficiency:	$8,922	$32,260

ABOUT THIS PROSPECTUS

This prospectus is part of a ‘‘shelf’’ registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling securityholders may sell, from time to time, the 3.75% Convertible Senior Notes due May 15, 2027 that we issued on May 17, 2007, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes.

For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading ‘‘Where You Can Find More Information.’’

This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time any selling securityholder sells securities, such selling securityholder may provide a prospectus supplement containing specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading ‘‘Where You Can Find More Information.’’ This prospectus also includes certain information that we have filed with the SEC that is incorporated by reference. See ‘‘Incorporation of Certain Documents by Reference.’’

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

You should carefully consider the following factors in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus before you invest in the notes or the common stock issuable upon conversion of the notes. The risks described below are the material risks of which we are currently aware; however, they may not be the only material risks that we face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses.

We have a history of operating losses. Our business operations began in 1993 and, except for 1996 and 2000, have resulted in net losses in each year, including a net loss of $31.0 million in 2006 and a net loss of $8.8 million for the three month period ended March 31, 2007. At March 31, 2007, we had an accumulated deficit of $96.3 million. We will continue to invest in the development of our secure credential and biometric technologies, as well as related security consulting services. Although we were profitable in the fourth quarter of 2006, we cannot provide any assurance that we will achieve profitability on an annual basis in the future.

We derive over 90% of our revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

More than 90% of our business involves providing solutions and services under contracts with U.S. federal, state, local and foreign government agencies. Obtaining contracts from government agencies is challenging and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	include bonding requirements;

•	contain onerous procurement procedures; and

•	be subject to cancellation or reduction if government funding becomes unavailable or is cut back.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder. Protests, and similar delays, regarding any future government contracts of a material nature that may be awarded to us could result in materially adverse revenue volatility, making management of inventory levels, cash flows and profitability inherently difficult. Outright loss of any material government contract through the protest process or otherwise, could have a material adverse effect on our financial results and stock price.

Similar to federal government contracts, state and local government agency contracts may be contingent upon availability of matching funds from federal, state or local entities. State and local law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may result in quarterly and annual revenue and operating results that may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flows and profitability inherently difficult. In addition, if we are successful in winning such procurements, there may be unevenness in shipping schedules, as well as potential delays and changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

In addition, government contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on meeting customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood by us at the time of acceptance of the order, and may require the incurrence of unexpected costs. These costs are accounted for as required, but may be uncompensated and could negatively affect profit margins and our liquidity.

We may not realize the full amount of revenues reflected in our backlog, which could harm our operations and significantly reduce our future revenues.

There can be no assurances that our backlog estimates will result in actual revenues in any particular fiscal period because our clients may modify or terminate projects and contracts and may decide not to exercise contract options. Our backlog represents sales value of firm orders for products and services not yet delivered and, for long-term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. For contracts with indefinite quantities backlog reflects estimated quantities based on current activity levels. Our backlog includes estimates of revenues the receipt of which require future government appropriation, option exercise by our clients and/or is subject to contract modification or termination. At December 31, 2006, our backlog approximated $520.0 million, $250.5 million of which is estimated to be realized in the following twelve months. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, we believe that the receipt of revenues reflected in our backlog estimate for the following twelve months will generally be more certain than our backlog estimate for periods thereafter. If we do not realize a substantial amount of our backlog, our operations could be harmed and our future revenues could be significantly reduced.

We derive a significant portion of our revenue from federal government customers, the loss of which could have an adverse effect on our revenue.

For the three-month period ended March 31, 2007, one federal government agency accounted for 26% of our consolidated revenues. For the three-month period ended March 31, 2006, the two federal government agencies accounted for 37% of our consolidated revenues. As of March 31, 2007, we had an accounts receivable balance of approximately $13.4 million for one federal government agency which was the only customer that had a balance of greater than 10% of consolidated accounts receivable. As of March 31, 2006, there was only one federal government agency customer that had a balance of greater than 10% of consolidated accounts receivable, which was approximately $2.9 million. The loss of any of our significant customers would cause revenues to decline and could have a material adverse effect on our business.

We have been named as a defendant in a putative class action lawsuit, an adverse outcome in which could have a material adverse effect on our business, financial condition and results of operations by adversely affecting our cash position.

In March and April 2005, eight putative class action lawsuits were filed against Viisage in the United States District Court for the District of Massachusetts. These lawsuits have been consolidated into one action under one case name: In re: Viisage Technology Securities Litigation, Civil Action No. 05-10438-MLW. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal securities laws by Viisage and certain of Viisage’s then officers and directors arising out of purported misstatements and omissions in Viisage’s SEC filings related to the litigation involving the Georgia drivers’ license contract and related to Viisage’s reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of Viisage’s stock during the period May 12, 2004 through March 2, 2005. In February 2007 all claims related to the Georgia driver’s license contract were dismissed. On July 19, 2007 we and counsel for the lead plaintiff executed a Stipulation of Settlement settling the Securities Litigation. Before it becomes effective, among other things, the Stipulation of Settlement must receive preliminary approval from the court, notice of the terms of the settlement must be provided to all potential members of proposed class, and the Court must enter a final judgment finding that the settlement is fair to class members. On July 23, 2007, the lead plaintiffs filed a motion for preliminary approval with the court. The timing of the other steps necessary to complete the settlement process is at the discretion of the court. Under the terms of the Stipulation of Settlement the defendants will make a payment to the plaintiff class in the amount of $2.3 million. That payment will be funded by our directors and officers’ insurance carrier assuming successful completion of the settlement process

Biometric technologies have not achieved widespread commercial acceptance and our strategy of expanding our biometric business could adversely affect our business operations and financial condition.

Part of our strategy is to enhance our leadership in biometric technologies. Pursuing this strategy involves risks. For instance, to date, biometric technologies have not gained widespread commercial acceptance. Although there has been more recent activity, there is no assurance that this activity will continue. Some of the obstacles include a perceived loss of privacy and public perceptions as to the usefulness of biometric products. Whether the market for biometric technologies will expand will be dependent upon factors such as:

•	national or international events which may affect the need for or interest in biometric products or services;

•	the cost, performance and reliability of the products and services and those of our competitors;

•	customers’ perception of the perceived benefit of biometric products and services and their satisfaction with the products and services;

•	public perceptions of the intrusiveness of these biometric products and services and the manner in which firms are using the information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information; and

•	marketing efforts and publicity regarding these products and services.

We do not know when, if ever, biometric products and services will gain widespread commercial acceptance. Certain groups have publicly objected to the use of biometric products and services for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, biometric technologies have been the focus of organizations and individuals seeking to curtail or eliminate such technologies on the grounds that they may be used to diminish personal privacy rights. If such initiatives result in restrictive legislation, the market for biometric solutions may be adversely affected. Even if biometric technologies gain wide market acceptance, our biometric products and services may not adequately address the requirements of the market and may not gain widespread commercial acceptance.

We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

The events of September 11, 2001 and subsequent regulatory and policy changes in the U.S. and abroad have heightened interest in the use of biometric security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices, or retinal blood vessel, iris pattern, hand geometry, voice or various types of facial structure solutions. Among these companies are Cognitec Systems Corporation, CrossMatch Technologies, SAGEM Morpho Inc., NEC Corporation and Cogent, Inc. Our products also compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Widespread adoption of one or more of these technologies or approaches in the markets we intend to target could significantly reduce the potential market for our systems and products. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are more price competitive, have increased performance or functionality or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures. If we do not develop new and enhanced products or if we are not able to invest adequately in their research and development activities, our business, financial condition and results of operations could be severely and negatively impacted.

Unless we keep pace with changing technologies, we could lose existing customers and fail to win new customers.

In order to compete effectively in the biometrics market, we must continually design, develop and market new and enhanced products. Our future success will depend, in part, upon our ability to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. We may not be able to accurately predict which technologies our customers will support. If we fail to choose correctly among technical directions, or we fail to offer innovative products and services at competitive prices in a timely manner, customers may forego purchases of our products and services and purchase those of our competitors.

Security breaches in systems that we sell or maintain could result in the disclosure of sensitive government information or private personal information that could result in the loss of customers and negative publicity.

Many of the systems we sell manage private personal information and protect information involved in sensitive government functions. The protective security measures that we use in these systems may not prevent security breaches, and failure to prevent security breaches may disrupt our business, damage our reputation, and expose us to litigation and liability. A party who is able to circumvent protective security measures used in these systems could misappropriate sensitive or proprietary information or cause interruptions or otherwise damage our products, services and reputation, and the property and privacy of our customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of our systems, we may receive negative publicity, incur liability to our customers or lose the confidence of our customers, any of which may cause the termination or modification of our contracts. Further, our insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

In addition, we may be required to expend significant capital and other resources to protect ourselves against the threat of security breaches or to alleviate problems caused by the occurrence of any such breaches. However, protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

Our reliance on external suppliers and contract manufacturers may result in disruption of our operations.

The lead-time for ordering certain of products and materials and for building many of our products can be many months. As a result, we must order products and materials based on forecasted demand. If demand for our products lags significantly behind our forecasts, we may purchase more products than we can sell, which can result in increased cash needs and write-downs of obsolete or excess inventory. In addition, if product purchases are delayed, we may lose customers and sales.

We rely on contract manufacturers to produce our hardware products under short-term manufacturing arrangements. Although we believe we can find alternative sources of manufacturing our hardware, any disruption of contractual arrangements could result in delaying deliveries or in the loss our sales.

Loss of limited source suppliers may result in delays or additional expenses.

We obtain certain hardware and services, as well as software applications, from a limited group of suppliers. Our reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. In particular, we are dependent on a single supplier for all of the printers and consumables for the U.S. Department of State passport contract and the U. S. Department of Defense common access card contract. Any financial instability of our suppliers could result in our having to find new suppliers. We may experience significant delays in manufacturing and deliveries of our products and services to customers if we lose our sources or if supplies and services delivered from these sources are delayed. As a result, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or obtain alternative service providers, products or services on a timely basis, in sufficient quantities and of sufficient quality or any significant increase in our costs of components from existing or alternative suppliers could have a severe negative impact on our business, financial condition and results of operations.

The market for our solutions is still developing and if the industry adopts standards or a platform different from our platform, then our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations, such as the International Civil Aviation Organization, sets standards for travel documents that its member states then put into effect, and the National Institute for Standards and Testing, which is part of the U.S. Department of Commerce, set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards for finger, face and iris recognition. These standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

Our plan to pursue sales in international markets may be limited by risks related to conditions in such markets.

During the three months ended March 31, 2007, we derived approximately 12% of our total revenues from international sales. There is a risk that we may not be able to successfully market, sell and deliver our products in foreign countries.

Risks inherent in marketing, selling and delivering products in foreign and international markets, each of which could have a severe negative impact on our financial results and stock price, include those associated with:

•	regional economic or political conditions;

•	delays in or absolute prohibitions on exporting products resulting from export restrictions for certain products and technologies, including ‘‘crime control’’ products and encryption technology;

•	loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

•	fluctuations in foreign currencies and the U.S. dollar;

•	loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

•	the overlap of different tax structures;

•	seasonal reductions in business activity;

•	risks of increases in taxes and other government fees; and

•	involuntary renegotiations of contracts with foreign governments.

We expect that we will have increased exposure to foreign currency fluctuations. As of March 31, 2007, our accumulated other comprehensive income includes foreign currency translation adjustments of $0.8 million. In addition, we have significant Japanese yen-denominated transactions with Japanese vendors supplying hardware and consumables for the delivery of certain large contracts. Fluctuations in foreign currencies, including our Japanese yen-denominated transactions could result in unexpected fluctuations to our results of operations, which could be material and adverse.

If we do not successfully expand our direct sales and services organizations and partnering arrangements, we may not be able to increase our sales or support our customers.

We sell substantially all of our services and license substantially all of our products through our direct sales organization. Our future success depends on substantially increasing the size and scope of our direct sales force and partnering arrangements, both domestically and internationally. We will face intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, given the large-scale deployment required by some of our customers, we will need to hire and retain a number of highly trained customer service and support personnel. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. Failure to add additional sales and customer service representatives could result in our inability to increase sales and support our customers.

We rely in part upon original equipment manufacturers, or OEM, and distribution partners to sell our products, and we may be adversely affected if those parties do not actively promote their products or pursue installations that use their equipment.

A significant portion of our revenue comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some of these relationships have not been formalized in a detailed contract, and may be subject to termination at any time. Even where these relationships are formalized in a detailed contract, the agreements can often be terminated with little or no notice and subject to periodic amendment. We cannot control the amount and timing of resources that our partners devote to activities on their behalf.

We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

For example, we are currently involved in a dispute with LG Electronics, Inc. and its subsidiary (‘‘LG’’) relating to the termination of such a relationship. As a result of this dispute, LG has alleged the invalidity of Iridian’s patents, copyrights and trade secrets. A material adverse ruling against Iridian respecting either the underlying contract claims or enforceability of Iridian’s intellectual property rights could materially adversely impact the value of the Company’s investment in Iridian and its iris recognition technology. See Item 1 ‘‘Legal Proceedings’’ of our Quarterly Report on Form 10-Q for the three month period ended March 31, 2007, as incorporated by reference herein.

If our systems and products are not timely delivered or do not perform as promised, we could experience increased costs, lower margins, liquidated damage payment obligations and reputational harm.

We will be required to provide complex systems that will be required to operate on an ‘‘as needed’’ basis. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure to deliver our products could be exacerbated if the delay or failure occurs in products that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences. If a product launch is delayed or is the subject of an availability shortage because of problems with our ability to manufacture or assemble the product successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, we may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects.

There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. From time to time, in certain critical or complex sale or licensing transactions, we may be compelled to accept liability provisions that vary from our preferred contracting model. There is a risk that in certain contracts and circumstances we may not be successful in adequately minimizing our product and related liabilities or that the protections we negotiate will not ultimately be deemed enforceable. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims. Although we will deploy back-up systems, the failure of our products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

Failure to maintain the proprietary nature of our technology, intellectual property and manufacturing processes could have a material adverse effect on our business and our ability to compete effectively.

We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted there under will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third-party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price.

We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of our patents or trademarks.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

Legal claims regarding infringement by us or our suppliers of third-party intellectual property rights could result in substantial costs, diversion of managerial resources and harm to our reputation.

Although we believe that our products and services do not infringe currently existing and validly issued intellectual property rights of others, we might not be able to defend successfully against a third-party infringement claim. A successful infringement claim against us, our customers or our suppliers could subject us to:

•	liability for damages and litigation costs, including attorneys’ fees;

•	lawsuits that prevent us from further use of the intellectual property;

•	having to license the intellectual property from a third party, which could include significant licensing fees;

•	having to develop a non-infringing alternative, which could be costly and delay projects;

•	having to indemnify clients with respect to losses they incurred as a result of the alleged infringement; and

•	having to establish alternative sources for products supplied to us by third parties, as discussed above in the risk factor regarding their dependence on limited source suppliers.

Our failure to prevail against any third-party infringement claim could have a material adverse effect on our business and financial results. Even if we are not found liable in a claim for intellectual property infringement, such a claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

We may be unable to obtain additional capital required to finance our growth.

The installation of our secure credentialing systems requires capital expenditures. Moreover, our strategy includes growth of our business through acquisitions. At March 31, 2007, we had cash and cash equivalents of $4.1 million and availability under our line of credit of $145.1 million. While we believe we have adequate capital resources to meet current working capital requirements and have been successful in the past in obtaining financing for working capital, capital expenditures, and acquisitions, we expect to have ongoing capital needs as we continue to expand our business. If we require additional financing, we may be unsuccessful in raising additional financing or we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon and expansion plans.

We are dependent on a small number of individuals, and if we lose key personnel upon whom we are dependent, our business will be adversely affected.

Much of our future success depends on the continued service and availability of our senior management, including our Chairman of the Board, President and Chief Executive Officer, Robert V. LaPenta, and other members of our executive team. These individuals have acquired specialized knowledge and skills with regards to advanced technology identity solutions. The loss of any of these individuals could severely harm our business. Our business is also highly dependent on our ability to retain, hire and motivate talented highly skilled personnel. Experienced personnel in the advanced technology identity solutions industry are in high demand and competitions for their talents are intense. If we are unable to successfully attract, retain and motivate key personnel, our business may be severely harmed.

Certain of our stockholders have significant relationships with us, which could result in it taking actions that are not supported by unaffiliated stockholders.

In connection with an investment by Aston Capital Partners, L.P. (Aston’’), Aston became the largest stockholder of L-1, owning approximately 10.5% of our outstanding common stock. In addition, Lau Technologies, or (Lau’’) beneficially owns approximately 3% of our outstanding common stock. As a result, Aston (together with its affiliate, L-1 Investment Partners LLC) and Lau have an influence on matters requiring approval by our stockholders, including the election of directors and most corporate actions, such as mergers and acquisitions. In addition, we have significant relationships with each of L-1 Investment Partners LLC, Aston and Lau, including:

•	Mr. Robert V. LaPenta, the founder and Chief Executive Officer of L-1 Investments Partners LLC, is Chairman of our board of directors and Chief Executive Officer and President;

•	Mr. James DePalma, Mr. Joseph Paresi and Ms. Doni Fordyce who are affiliates of L-1 Investment Partners LLC and Aston, serve as the Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Marketing and Sales Officer, and Executive Vice President and of Corporate Communications, respectively;

•	we acquired intellectual property, contracts and distribution channels through a transaction with Lau in January 2002 under which we agreed to pay Lau a 3.1% royalty on certain of our face recognition revenues through June 30, 2014, up to a maximum of $27.5 million;

•	in connection with the above transaction with Lau, we entered into consulting agreements with Ms. Joanna Lau, the President of Lau, and her spouse Mr. Denis K. Berube, the Chief Operating Officer of Lau who also serves as a director on our board of directors, under which we will pay each of Ms. Lau and Mr. Berube $0.1 million per year through the earlier of January 10, 2012 or the commencement of the consultants’ full-time employment elsewhere. Mr. Berube and Ms. Lau own a majority of Lau’s stock;

The concentration of large percentages of ownership in any single stockholder, or in any series of single stockholders, may delay or prevent change in control of us. Additionally, the sale of a significant number of our shares in the open market by single stockholders or otherwise could adversely affect our stock price.

Risks Related to Our Acquisition Strategy

Integration of Identix Incorporated (‘‘Identix’’) and other recently acquired businesses may be difficult to achieve and will consume significant financial and managerial resources, which may adversely affect operations.

We may encounter substantial difficulties, costs and delays in integrating our operations with Identix and other recently acquired companies, including SpecTal, LLC (‘‘SpecTal’’), SecuriMetrics, Inc. (‘‘SecuriMetrics’’), Integrated Biometric Technology LLC (‘‘IBT’’), Iridian Technologies, Inc. (‘‘Iridian’’), ComnetiX, Inc. (‘‘ComnetiX’’), McClendon Corporation (‘‘McClendon’’) and Advanced concepts, Inc. (‘‘Advanced Concepts’’) such as:

•	exposure to unknown liabilities of acquired companies or assets;

•	higher than anticipated acquisition costs and expenses;

•	assumption of ongoing litigation matters that may be highly complex and involve significant time, cost and expense (such as the dispute with LG assumed in connection with our acquisition of Iridian);

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	disruption of our ongoing business;

•	potential conflicts in distribution, marketing or other important relationships;

•	potential constraints of management resources;

•	failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

•	failure to realize the potential of acquired technologies, complete product development, or properly obtain or secure appropriate protection of intellectual property rights; and

•	loss of key employees and/or the diversion of management’s attention from other ongoing business concerns.

In addition, we have offices in many locations and have moved our corporate headquarters from the Viisage facilities in Billerica, Massachusetts, to Stamford, Connecticut. Identix is headquartered in Minnetonka, Minnesota and has employees in seven locations. SpecTal is headquartered in Reston, Virginia and SecuriMetrics and Iridian are located in Martinez, California. Advanced Concepts is located in Colombia, Maryland and McClendon is located in Chantilly, Virginia. IBT is located in Nashville, Tennessee and Springfield, Illinois and ComnetiX is headquartered in Oakville, Ontario, Canada. The geographic distance between the companies and their respective offices and operations increases the risk that the integration will not be completed successfully or in a timely and cost-effective manner. We may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies. The simultaneous integration of these acquisitions may place additional strain on our resources and increase the risk that our business may be adversely affected by the disruption caused by the acquisitions. Our strategy contemplates acquiring additional businesses, the integration of which may consume significant financial and managerial resources, and could have a severe negative impact on our business, financial condition and results of operations.

Our acquisitions could result in future impairment charges and other charges which could adversely affect our results of operations.

At March 31, 2007, goodwill and other intangible assets are $972.5 million and $168.0 million, respectively. Because goodwill represents a residual after the purchase price is allocated to the fair value of acquired assets and liabilities, it is difficult to quantify the factors that contribute to the recorded amounts. Nevertheless, management believes that the following factors have contributed to the amount recorded:

•	technological development capabilities and intellectual capital;

•	expected significant growth in revenues and profits from the expanding market in identity solutions; and

•	expected synergies resulting from providing multi-modal product offerings to existing customer base and to new customers of the combined company.

The recorded amounts at the purchase date for goodwill and other intangible assets are estimates at a point in time and are based on valuations and other analyses of fair value that require significant estimates and assumptions about future events, including but not limited to projections of revenues, market growth, demand, technological developments, political developments, government policies, among other factors, which are derived from information obtained from independent sources, as well as the management of the acquired businesses and our business plans for the acquired businesses or intellectual property. If estimates and assumptions used to initially record goodwill and intangible assets do not materialize, or unanticipated adverse developments or events occur, ongoing reviews of the carrying amounts of such goodwill and intangible assets may result in impairments which will require us to record a charge in the period in which such an impairment is identified, and could have a severe negative impact on its business and financial statements.

If we do not achieve the expected benefits of the acquisitions we have made, the price of our common stock could decline.

We expect that the acquisitions of Identix and Iridian in August 2006, SpecTal in October 2006, SecuriMetrics in February 2006, ComnetiX in February 2007, Advanced Concepts in July 2007 and McClendon in July 2007 as well as the acquisitions that we have made previously will enhance our leadership in the identity solutions industry through the combination of their respective technologies. However, the combination of such technologies might not meet the demands of the marketplace. If our technologies fail to meet such demand, customer acceptance of our biometric products could decline, which would have an adverse effect on our results of operations and financial condition. Further, we expect that the additions to our product portfolio will extend our reach into our current markets and provide a critical component to our comprehensive offering for new markets in need of identity solutions. However, there can be no assurance that our current customers or customers in new markets will be receptive to these additional offerings. Further, we might not be able to market successfully our products and services to the customers of the companies we acquired. If our product offerings and services fail to meet the demands of this marketplace, our results of operations and financial condition could be adversely affected. There is also a risk that we will not achieve the anticipated benefits of the acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, or that such analysts will not perceive the same benefits to the acquisitions as they do. If these risks materialize, our stock price could be adversely affected.

Risks Relating to the Notes

Although the notes are referred to as ‘‘senior notes,’’ the notes are structurally subordinated to the rights of all of our and our subsidiaries’ existing creditors and will be structurally subordinated to any future indebtedness and other liabilities of our subsidiaries. In addition, the notes will be effectively subordinated to the rights of our future secured creditors.

The notes are structurally subordinated to all of our secured indebtedness, including indebtedness under our credit facility, to the extent of the value of the assets securing such indebtedness. We are a holding company and our only outstanding indebtedness is our secured guarantee of indebtedness under our credit facility, to which the notes are effectively subordinated. L-1 Operating Company is the borrower under our credit facility and most of our subsidiaries are guarantors of the facility. As of March 31, 2007, we had $98.0 million of secured indebtedness outstanding under our credit facility. In addition, we had $47.7 million of additional borrowing availability under our credit facility as of March 31, 2007. On May 17, 2007 we repaid all borrowings outstanding under our credit facility with the proceeds from the issuance of the notes and had $150.0 million of borrowing availability under the facility after such repayment. The notes are also structurally subordinated to all indebtedness of our subsidiaries (whether secured or unsecured) as none of our subsidiaries guarantee the notes. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of all of our and our subsidiaries’ existing indebtedness that remains outstanding at such time will have a prior claim to all of our and our subsidiaries’ assets. Holders of any of our future secured indebtedness or of any future indebtedness of our subsidiaries (whether secured or unsecured) outstanding at such time will similarly have a prior claim to all of our and our subsidiaries’ assets in any bankruptcy, liquidation or dissolution. This means that in any of the foregoing events, you would not be entitled to receive payment with respect to claims under your notes until after the claims of all of our other creditors are satisfied out of our and our subsidiaries’ assets first. Furthermore, we may incur additional ‘‘senior’’ unsecured indebtedness in the future that, like the notes, would not be guaranteed by our subsidiaries. If such indebtedness were to be outstanding, holders of the notes would participate ratably with the holders of such indebtedness, and potentially with all other general creditors of our holding company, based on the respective amounts owed to each holder, in any assets that might remain after payment of all secured indebtedness and all indebtedness and other liabilities of our subsidiaries as described above. As a result, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

We are a newly formed holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries.

Because all our operations are conducted by our subsidiaries, our cash flow and our ability to pay payments on the notes depends upon cash dividends and distributions or other transfers from our subsidiaries. Our credit facility limits the amount of distributions that can be paid on the notes to only interest payments. The notes are not, and will not be, guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefore, whether by dividends, loans or other payments.

A fundamental change and the provisions in the notes related to the occurrence of a fundamental change may adversely affect us or the notes.

If a fundamental change event occurs we cannot assure you that we will have enough funds to purchase all the notes. Our credit agreement prohibits, and any future credit agreements or other agreements relating to our indebtedness may prohibit, the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Please see ‘‘Description of Notes — Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’ for a description of a ‘‘fundamental change’’ under the notes.

The term fundamental change is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle a conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our debt contains limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we may pay a settlement amount in cash and shares of our common stock, if any, based upon a 25 trading-day observation period. In addition, on May 15, 2012, May 15, 2017 and May 15, 2022, holders of the notes may require us to purchase their notes for cash. See ‘‘Description of Notes — Purchase of Notes by L-1 at the Option of the Holder.’’ Holders may also require us to purchase their notes upon a fundamental change as described under ‘‘Description of Notes — Fundamental Change Permits Holders to Require L-1 to Purchase Notes.’’ We cannot assure you that we would have sufficient liquidity or financial resources, or would be able to arrange financing, to pay settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Further, our ability to pay settlement amounts in cash, or the purchase price or fundamental change purchase price for the notes in cash, will be subject to limitations we have in our credit facility or may have in any other indebtedness we may have in the future. Our credit facility does not permit us to settle any conversion or repurchase of the notes with cash. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay any required cash settlement amount upon conversion or purchase of the notes will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes are significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for non-convertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in ‘‘Risk Factors,’’ many of which are beyond our control.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock or cash and common stock, as applicable, for which a note would otherwise be convertible.

The notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, for which the notes would otherwise be convertible.

We will have the option to settle conversion of the notes solely with shares of our common stock or with cash and shares of our common stock.

We will have the option to settle conversion of the notes solely with shares of our common stock or with cash and shares of our common stock. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 25 trading-day observation period and settlement mechanics, settlement will be delayed until at least the 28th trading day following the related conversion date (and possibly later). See ‘‘Description of Notes — General.’’ Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under ‘‘Description of Notes — Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’ and ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments.’’

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or conversion offers as described under ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments.’’ However, the conversion rate will not be adjusted for other events, such as a third-party tender or exhange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

The notes are a new issue of securities for which there is currently no public market. The notes sold using this prospectus will not be eligible for trading in the PORTALSM Market, and we do not intend to list the notes on any other national securities exchange or automated quotation system. In addition, we do not know whether an active trading market will develop for the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the price and volatility in the price of our shares of common stock, our operating results, the market for similar securities and other factors. Generally, the liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects. At the time of the closing of the private placement of the notes by us, the initial purchasers advised us that they intended to make a market in the notes. However, the initial purchasers are not obligated to do so and any market-making activity may be discontinued at any time without notice. There can be no assurance that an active or liquid trading market for the notes will develop. To the extent that an active or liquid trading market does not develop, the liquidity and trading prices for the notes may be harmed.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

You should consider the United States federal income tax consequences of converting the notes.

The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. See ‘‘Material U.S. Federal Income Tax Considerations — U.S. Holders — Conversion of Notes.’’

You may be deemed to have received a taxable dividend without the receipt of any cash.

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate share in our assets or earnings may, in some circumstances, result in a deemed distribution to such holder. For example, if the conversion rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares in connection with a fundamental change), such increase may result in a deemed payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment. See ‘‘Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.’’ If you are a Non-U.S. Holder (as defined in ‘‘Material U.S. Federal Income Tax Considerations’’), such deemed distribution may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See ‘‘Material U.S. Federal Income Tax Considerations — Non-U.S. Holders.’’

Risks Related to Our Common Stock

We have no plans to pay dividends on our common stock. You may not receive funds without selling your shares.

We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any dividends on our common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flow from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the agreement governing our revolving credit facility include restrictions on our ability to pay cash dividends without meeting certain financial ratios and obtaining the consent of the lenders.

The price of our common stock may fluctuate significantly in the future, and you could lose all or a part of your investment as a result.

The trading price of our common stock could be subject to significant fluctuations, and may decline. The following factors could affect our stock price:

•	changes in government regulations;

•	national or international events which may affect the need for or interest in our products or services;

•	the cost, performance and reliability of the products and services and those of our competitors;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	proposed or enacted legislation related to privacy information;

•	our operating results, financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	overall volatility of the stock market;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	loss of key executives; or

•	other factors beyond our control.

The stock markets in general have also experienced extreme volatility that has often been unrelated to the operating performance of particular companies. This volatility and the realization of any of the risks described above could cause the market price of our common stock to decline significantly.

We may issue preferred stock with rights senior to our common stock.

Our certificate of incorporation, as amended, authorizes the issuance of up to 2,000,000 shares of preferred stock without shareholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. The rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion.

A sale of a substantial number of shares of our common stock may cause the price of our common stock and the notes to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall and, as a result, the market price of our notes would also likely decrease. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Provisions in our certificate of incorporation and by-laws or Delaware law may discourage, delay or prevent a change of control of our company and, therefore, depress the trading price of our common stock.

In addition to the ability of our board of directors to issue shares of preferred stock, our amended and restated certificate of incorporation and by-laws and the Delaware General Corporation Law, contain provisions that may have the effect of discouraging, delaying or preventing a future takeover or change in control of our company that our stockholders may consider favorable, including transactions in which holders of our common stock may otherwise receive a premium for their shares of our common stock. These provisions may also prevent or frustrate attempts to replace or improve our management. These provisions include:

•	the classification of our board of directors into three classes, each having a three-year term;

•	limitations on the ability of stockholders to remove our directors;

•	the requirement for prior board approval for action by written consent of our stockholders; and

•	limitations on the ability of our stockholders to call special stockholder meetings.

The existence of the foregoing provisions could limit the price that investors may be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that holders of our common stock will receive a premium for their shares in an acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as ‘‘should,’’ ‘‘could,’’ ‘‘may,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘seek,’’ ‘‘estimate,’’ variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe some of the risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under ‘‘Risk Factors’’ and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, regulatory approvals, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or common stock issuable upon conversion of the notes, but the selling securityholders will pay any commissions, discounts and other compensation to any broker-dealers through whom any such selling securityholder sells any of the notes or common stock issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol ‘‘ID.’’ The following table sets forth the high and low sales prices per share of common stock as reported for each fiscal quarter during the periods indicated since listing on the New York Stock Exchange following the consummation of Viisage’s merger with Identix in August 2006.

	High	Low
2006
Third Quarter (beginning August 30, 2006)	$15.50	$13.03
Fourth Quarter	17.25	12.40
2007
First Quarter	17.12	14.15
Second Quarter	21.87	16.31
Third Quarter (through August 1, 2007)	20.95	15.53

Prior to Viisage’s merger with Identix, Viisage’s stock traded on the Nasdaq National Market under the symbol ‘‘VISG.’’ The following table sets forth the high and low sales prices per share of Viisage’s common stock as reported for each fiscal quarter during the periods indicated. All stock prices have been adjusted to reflect the one for two and a half reverse stock split which was effective December 16, 2005.

	High	Low
2004
First Quarter	$18.70	$8.88
Second Quarter	35.75	17.25
Third Quarter	23.58	12.88
Fourth Quarter	24.85	14.15
2005
First Quarter	22.95	7.08
Second Quarter	12.98	6.43
Third Quarter	14.35	9.78
Fourth Quarter	17.64	9.08
2006
First Quarter	19.25	15.73
Second Quarter	17.65	12.99
Third Quarter (through August 29, 2006).	17.29	13.60

On August 1, 2007, the last reported sales price for our common stock on the New York Stock Exchange was $16.06 per share. As of August 1, 2007, there were 74,934,131 shares of our common stock outstanding, which were held by 1,643 record holders.

DIVIDEND POLICY

We currently intend to retain any future earnings to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any dividends on our common stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flow from operations, and expansion plans. In addition, our credit facility prevents us from paying dividends or making other distributions to our stockholders.

DESCRIPTION OF NOTES

L-1 Identity Solutions, Inc. issued the notes under an indenture, dated May 17, 2007 (the ‘‘indenture’’), between itself and The Bank of New York, as trustee (the ‘‘trustee’’). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the ‘‘Trust Indenture Act’’).

You may request a copy of the indenture from us as set forth in ‘‘Where You Can Find More Information.’’

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in these documents. We urge you to read the indenture because it, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to ‘‘the Company,’’ ‘‘L-1,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to L-1 Identity Solutions, Inc. and not to any of its subsidiaries, unless otherwise indicated.

General

The notes:

•	have been issued in an aggregate principal amount of $175.0 million;

•	mature on May 15, 2027 unless earlier converted, redeemed or repurchased;

•	are issued in denominations of $1,000 and multiples of $1,000; and

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see ‘‘Book-Entry, Settlement and Clearance’’).

The notes are general unsecured, senior obligations of L-1, ranking equally in right of payment with all of its existing and future senior indebtedness. The notes are effectively subordinated to all of L-1’s existing and future secured indebtedness to the extent of the value of collateral securing such indebtedness. The notes are not guaranteed by any of L-1’s subsidiaries and therefore are structurally subordinated to all indebtedness and other liabilities of such subsidiaries. As of March 31, 2007, L-1 had approximately $179.0 million of outstanding indebtedness and other liabilities (excluding trade payables, accrued expenses, taxes, deferred revenues and other long-term liabilities), approximately $98.0 million of which represented secured indebtedness.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our common stock at an applicable conversion rate described under ‘‘— Conversion Rights — General,’’ which is subject to adjustment if certain events occur as described below under ‘‘— Conversion Rights — Conversion Rate Adjustments.’’ Upon conversion, we will have the right to deliver either (i) shares of L-1 common stock based upon the applicable conversion rate as specified under ‘‘—Payment Upon Conversion — Full Share Settlement’’ or (ii) a combination of cash and shares of common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day of the 25 trading-day observation period, as specified under ‘‘— Payment Upon Conversion- Net Share Settlement.’’ L-1 may, at any time, irrevocably elect, in its sole discretion, to limit its ability to satisfy its conversion obligations on and after such election to either (i) settlement in shares of L-1 common stock, or (ii) settlement in a combination of cash and shares of common stock by delivery of notice to that effect to the trustee. See ‘‘— Conversion Rights — Irrevocable Election of Settlement Method.’’ You will not receive any separate cash payment or shares for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by L-1 or its subsidiaries. Other than restrictions described under ‘‘— Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’ and ‘‘— Consolidation, Merger and Sale of Assets’’ below and except for the provisions set forth under ‘‘— Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes’’ and ‘‘— Conversion Rights — Conversion Rate Adjustments — Conversion After a Public Acquirer Change of Control,’’ the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving L-1 or its subsidiaries or in the event of a decline in the credit of L-1 as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving L-1 or its subsidiaries that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

L-1 has initially designated the trustee as paying agent and registrar. L-1 may, however, change the paying agent or registrar without prior notice to the holders of the notes, and it may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

L-1 will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by or on behalf of The Depository Trust Company (‘‘DTC’’) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by L-1, the trustee or the registrar for any registration of transfer or exchange of notes, but L-1 may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. L-1 is not required to register any transfer of or exchange of any note selected for redemption or surrendered for exchange. Also, L-1 is not required to register any transfer of or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes, and references to ‘‘holders’’ or ‘‘you’’ in this description are to holders registered unless the context otherwise indicates.

Interest

The notes bear interest at a rate of 3.75% per annum. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

No sinking fund is provided for the notes. Prior to May 20, 2012, the notes are not redeemable. On or after May 20, 2012, L-1 may redeem at any time for cash all or part of the notes, upon not less than 30 nor more than 45 scheduled trading days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

If L-1 decides to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary.

If the trustee selects a portion of your note for partial redemption and you exchange a portion of the same note, the exchanged portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, L-1 will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion Rights

General

Notes are convertible only upon fulfillment of one or more of the conditions described under the headings ‘‘—Conversion Upon Satisfaction of Sale Price Condition,’’ ‘‘—Conversion Upon Satisfaction of Trading Price Condition,’’ ‘‘—Conversion Upon Notice of Redemption,’’ ‘‘—Conversion Upon Specified Corporate Transactions,’’ and ‘‘—Conversion During Specified Period Immediately Prior to Maturity.’’ If one or more of such conditions is fulfilled, holders may convert any or all of their notes based on the applicable conversion rate per $1,000 principal amount of notes at any time specified under such headings prior to the close of business on the second business day immediately preceding the maturity date. Upon conversion of a note, L-1 will, except as provided below in ‘‘—Surrender to a Financial Institution in Lieu of Conversion’’ and ‘‘—Irrevocable Election of Settlement Method,’’ have the right to deliver either (i) shares of common stock based upon the applicable conversion rate or (ii) a combination of cash and shares of common stock, if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the 25 trading-day observation period, all as set forth below under ‘‘—Payment Upon Conversion.’’ The trustee will initially act as the conversion agent.

The applicable conversion rate for any notes to be converted will equal to the sum of the daily conversion rate fractions for each day during the 25 VWAP trading days (defined below) during the observation period (defined below). The daily conversion rate fraction for each day during the related observation period shall be determined as follows:

•	if the daily VWAP (defined below) on such date for such notes is less than or equal to the base conversion price, the daily conversion rate fraction for such notes will be equal to the base conversion rate divided by 25, as may be adjusted as described below; or

•	if the daily VWAP is greater than the base conversion price, the daily conversion rate fraction of such notes will be equal to the following:

base conversion rate +	[	(daily VWAP – base conversion price) daily VWAP	x incremental share factor	]

25

The ‘‘base conversion rate’’ is 31.25, subject to adjustment as described under ‘‘Description of the Notes — Conversion Rate Adjustments.’’

The ‘‘base conversion price’’ per $1,000 principal amount of notes is a dollar amount (initially $32.00) determined by dividing $1,000 by the base conversion rate, as may be adjusted as described below.

‘‘Daily conversion value’’ means, for each of the 25 consecutive VWAP trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of L-1’s common stock on such VWAP trading day.

‘‘Daily VWAP’’ means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading ‘‘Bloomberg VWAP’’ on Bloomberg page ‘‘ID.N <EQUITY> VAP <GO>’’ (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such VWAP trading day (or if such volume-weighted average price is unavailable, or if such page or its equivalent is unavailable, (i) the (a) price of each trade in L-1’s common shares multiplied by the number of shares in each such trade (b) divided by the total shares traded, in each case during such VWAP trading day during the regular trading session on the principal U.S. national or regional securities exchange on which L-1’s common stock is listed or traded or (ii) if such price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us).

The ‘‘incremental share factor’’ is initially 14, as may be adjusted as described below.

‘‘Observation period’’ with respect to any note means the 25 consecutive VWAP trading day period beginning on and including the third trading day after the related conversion date; provided that with respect to any related conversion date occurring (i) after the date of issuance of a notice of redemption or (ii) the 28th scheduled trading day prior to the maturity date, the ‘‘observation period’’ means the 25 consecutive VWAP trading days beginning on and including the 28th scheduled trading day prior to the applicable redemption date or maturity date, respectively.

‘‘Scheduled trading day’’ means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange on which L-1’s common stock is listed or admitted to trading.

A ‘‘VWAP trading day’’ is any scheduled trading day on which (i) there is no market disruption event and (ii) the principal U.S. national or regional securities exchange on which the common stock is listed or traded, is open for trading or, if L-1’s common shares are not so listed, admitted for trading or quoted, any business day. A ‘‘VWAP trading day’’ only includes those scheduled trading days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or over-the-counter market. For the purposes of the definition of ‘‘VWAP trading day,’’ ‘‘market disruption event’’ means (i) a failure by the primary United States national or regional securities exchange or over-the-counter market on which the common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in L-1’s common stock or in any options contracts or future contracts relating to L-1’s common stock.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the ‘‘applicable conversion rate’’ and the ‘‘applicable conversion price,’’ respectively, and will be subject to adjustment as described below under ‘‘—Conversion Rate Adjustments.’’ A holder may convert fewer than all of such holder’s notes so long as the notes converted are multiples of $1,000 principal amount.

If L-1 calls the notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day prior to the redemption date unless L-1 fails to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or otherwise, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. L-1 will not deliver fractional shares of common stock upon conversion of notes. Instead, L-1 will pay cash in lieu of fractional shares based on the daily VWAP of the common stock on the last day of the observation period. L-1’s delivery to you of shares of common stock or a combination of cash and common stock, if applicable, as specified under ‘‘—Payment Upon Conversion,’’ together with any cash payment for any fractional share will be deemed to satisfy in full L-1’s obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if L-1 has called the notes for redemption;

•	if L-1 has specified a fundamental change purchase date that is after a record date and on or prior to the third scheduled trading date following the corresponding interest payment date; or

•	to the extent of any overdue interest and/or additional interest, if any overdue interest and/or additional interest exists at the time of conversion with respect to such note.

If a holder converts notes, L-1 will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of L-1’s common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2007 if the last reported sale price of L-1’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the base conversion price on the related trading day.

The ‘‘last reported sale price’’ of our common stock on any date means the closing sale price per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which L-1’s common stock is listed for trading.

If L-1’s common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the ‘‘last reported sale price’’ will be the mid-point of the last quoted bid and ask prices for L-1’s common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If L-1’s common stock is not so quoted, the ‘‘last reported sale price’’ will be the average of the mid-point of the last bid and ask prices for L-1’s common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include one or more initial purchasers or their affiliates) selected by L-1 for this purpose.

A ‘‘trading day’’ is any day during which (i) trading in L-1’s common stock generally occurs, and (ii) there is no market disruption event. ‘‘Market disruption event’’ means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which L-1’s common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in L-1’s common stock or in any options or futures contracts relating to L-1’s common stock on the principal exchange on which such options or futures contracts are traded.

Conversion Upon Satisfaction of Trading Price Condition

A holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the ‘‘measurement period’’) in which the ‘‘trading price’’ per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of L-1’s common stock and the applicable conversion rate for such trading day.

The ‘‘trading price’’ of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes (exclusive of accrued interest) obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers L-1 selects (which may include one or more initial purchasers or their affiliates); provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 98% of the product of the last reported sale price of L-1’s common stock and the applicable conversion rate for such trading day.

In connection with any conversion upon fulfillment of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless L-1 has requested such determination; and L-1 shall have no obligation to make such request unless a holder of a note provides it with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of L-1’s common stock and the applicable conversion rate. At such time, L-1 shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 98% of the product of the last reported sale price of L-1’s common stock and the applicable conversion rate for such trading day.

Conversion Upon Notice of Redemption

If L-1 calls any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless L-1 defaults in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

Certain Distributions

If L-1 elects to:

•	distribute to all holders of L-1’s common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of L-1’s common stock at a price per share less than the average of the last reported sale prices of L-1’s common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution; or

•	distribute to all holders of L-1’s common stock L-1’s assets, debt securities or certain rights to purchase L-1’s securities, which distribution has a per share value, as determined by L-1’s board of directors, exceeding 15% of the average of the last reported sale price of L-1’s common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution,

L-1 must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once L-1 has given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or the announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this conversion right if the holders of the notes participate (as a result of holding the notes, and at the same time as the L-1 common stockholders participate) in any of the transactions described above as if such holders of the notes held a number of shares of L-1’s common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

The ‘‘ex-dividend date’’ is the first date on which the shares of L-1’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the distribution in question.

Certain Corporate Events

If L-1 is party to a transaction described in clauses (1), (2) or (3) of the definition of fundamental change (after giving effect to the paragraph immediately following that definition; see
‘‘—Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’) or a combination, merger, binding share exchange or sale, lease or other transfer of all or substantially all of its and its subsidiaries’ assets, taken as a whole, in each case pursuant to which L-1’s common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change, L-1 must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once L-1 has given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date.

Surrender to a Financial Institution in Lieu of Conversion

When a holder surrenders notes for conversion, L-1 may direct the conversion agent to surrender such notes to a financial institution designated by L-1 for transfer in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, shares of common stock based upon the applicable conversion rate or a combination of cash and shares of common stock equal to the consideration due upon conversion, as determined below under ‘‘—Payment Upon Conversion.’’ By the close of business on the scheduled trading day immediately preceding the start of the observation period, L-1 will notify the holder surrendering notes for conversion that (i) L-1 has directed the designated financial institution to accept the notes in lieu of conversion and (ii) whether the designated financial institution will deliver shares of common stock based upon the applicable conversion rate or a combination of cash and shares of common stock equal to the consideration due upon conversion, as determined below under ‘‘—Payment Upon Conversion.’’ If the designated financial institution accepts any such notes, it will deliver the appropriate number of shares of common stock or cash and shares of common stock, as the case may be, to the conversion agent and the conversion agent will deliver those shares or cash and shares of common stock, as the case may be, to the holder. Any notes accepted by the designated financial institution in lieu of conversion will remain outstanding. If the designated financial institution agrees to accept any notes surrendered for conversion but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes surrendered for conversion, L-1 will, as promptly as practical thereafter, convert the notes for shares of L-1’s common stock or cash and shares of L-1’s common stock in accordance with the election made by L-1 in the initial notice to the holders surrendering the notes and based on the observation period as determined below under ‘‘ — Payment Upon Conversion.’’ L-1’s designation of a financial institution to which the notes may be surrendered for conversion does not require the institution to accept any notes. L-1 will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion During Specified Period Immediately Prior to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on January 15, 2027, until the close of business on the second business day immediately preceding May 15, 2027.

Irrevocable Election of Settlement Method

At any time upon notice to the trustee, L-1 may irrevocably waive, in its sole discretion and without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, L-1’s right to satisfy its conversion obligations in either (i) shares of L-1 common stock based upon the applicable conversion rate, or (ii) a combination of cash and shares of common stock, as specified under ‘‘—Payment Upon Conversion’’ such that following the delivery of such notice, L-1 may no longer satisfy its conversion obligation in the method waived in such notice.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under either ‘‘— Purchase of Notes by L-1 at the Option of the Holder’’ or ‘‘—Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’ with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

As described below under ‘‘— Payment Upon Conversion,’’ L-1 will have the right to deliver shares of L-1’s common stock or cash and shares of L-1’s common stock in amounts described below under ‘‘— Payment Upon Conversion.’’ Settlement of L-1’s obligation to deliver L-1’ shares of common stock and cash with respect to a conversion will occur on the dates described below under
‘‘—Payment Upon Conversion.’’ Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, L-1 will pay cash for any fractional shares, as described above.

Payment Upon Conversion

In the event that L-1 receives a holder’s notice of conversion upon fulfillment of one or more of the conditions to conversion described above, L-1 will notify the relevant holders within two scheduled trading days following the conversion date whether L-1 will satisfy its obligation to convert the notes through delivery of (i) shares of L-1’s common stock based upon the applicable conversion rate or (ii) a combination of cash and shares (if any) of L-1’s common stock based on a daily conversion value. However, L-1 will not be permitted to elect the option described in clauses (i) or (ii) above if L-1 has made the election to waive such option as described above under ‘‘—Irrevocable Election of Settlement Method.’’ In either case, L-1 will, except as provided above under
‘‘—Surrender to a Financial Institution in Lieu of Conversion,’’ deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount. The delivery of shares of common stock, if any, will occur through the conversion agent or DTC, as the case may be.

L-1 will deliver the settlement amount to converting holders as soon as practicable following the last day of the observation period, but in no event later than 3 business days thereafter.

Net Share Settlement

In a case of a satisfaction of L-1’s obligation to convert the notes by a combination of cash and shares of L-1’s common stock, upon conversion L-1 will, except as provided above under ‘‘—Surrender to a Financial Institution in Lieu of Conversion,’’ deliver to holders in respect of each $1,000 principal amount of notes being converted a ‘‘settlement amount’’ equal to the sum of the daily settlement amounts for each of the 25 VWAP trading days during the observation period.

‘‘Daily settlement amount’’ for each of the 25 VWAP trading days during the observation period shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for such VWAP trading day.

Full Share Settlement

In a case of a satisfaction of the conversion obligation only in shares of L-1’s common stock, upon conversion L-1 will, except as provided above under ‘‘ — Surrender to a Financial Institution in Lieu of Conversion,’’ deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate.

Conversion Rate Adjustments

The base conversion rate will be adjusted only as described below.

At any time the base conversion rate is adjusted as described below, the incremental share factor will be adjusted based on the following formula:

ISP’ = ISPo X ER’ ERo

where,

ISPo = the incremental share factor in effect immediately prior to such adjustments;

ISP’ = the incremental share factor in effect immediately after such adjustments;

ERo = the base conversion rate in effect immediately prior to such adjustments; and

ER’ = the new base conversion rate in effect immediately after such adjustments.

(1)     If L-1 issues shares of common stock as a dividend or distribution on shares of common stock, or if L-1 effects a share split or share combination, the base conversion rate will be adjusted based on the following formula:

ER’ = ERo X	OS’ OSo

where,

ERo = the base conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

ER’ = the new base conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OSo = the number of shares of L-1’s common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS’= the number of shares of L-1’s common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such share split or share combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)    If L-1 distributes to all holders of common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of L-1’s common stock at a price per share less than the average of the last reported sale prices of L-1’s common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution, the base conversion rate will be adjusted based on the following formula:

ER’ = ERo X	OSo + X OSo + Y

where,

ERo = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;

ER’ = the new base conversion rate in effect immediately after the ex-dividend date for such distribution;

OSo = the number of shares of L-1’s common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of L-1’s common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of L-1’s common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of L-1’s common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase L-1’s common stock at less than the applicable last reported sale prices of L-1’s common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by L-1 for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by L-1’s board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3)    If L-1 distributes shares of its capital stock, evidences of its indebtedness or any of its other assets or property to all holders of its common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the base conversion rate will be adjusted based on the following formula:

ER’ = ERo X	SPo SPo - FMV

where,

ERo = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;

ER’= the new base conversion rate in effect immediately after the ex-dividend date for such distribution;

SPo = the average of the last reported sale prices of L-1’s common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the average of the fair market values (as determined by L-1’s board of directors and expressed on a per-share-of-common-stock basis) of the shares of L-1’s capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

An adjustment to the base conversion rate made pursuant to this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which is referred to herein as a ‘‘spin-off,’’ the base conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula (and not the first formula set forth in this clause (3)):

ER’ = ERo X	FMVo + MPo MPo

where,

ERo = the base conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

ER’= the new base conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMVo = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of L-1’s common stock applicable to one share of L-1’s common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off (treating such spun-off asset as the ‘‘common stock’’ for purposes of the definition of ‘‘last reported sale price’’); and

MPo = the average of the last reported sale prices of L-1’s common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the base conversion rate under this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to ‘‘spin-offs’’ to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all holders of L-1’s common stock, the base conversion rate will be adjusted based on the following formula:

ER’ = ERo X	SPo SPo - C

where,

ERo = the base conversion rate in effect immediately prior to the ex-dividend date for such distribution;

ER’= the new base conversion rate in effect immediately after the ex-dividend date for such distribution;

SPo = the last reported sale price of L-1’s common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share L-1 distributes to holders of L-1’s common stock.

An adjustment to the base conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)     If L-1 or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of the common stock on the trading day next succeeding the date on which such tender offer expires, the base conversion rate will be increased based on the following formula:

ER’ = ERo X	AC + (SP’ X OS’) OSo X SP’

where,

ERo = the base conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

ER’ = the new base conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by L-1’s board of directors) paid or payable for shares purchased in such tender or exchange offer;

OSo = the number of shares of L-1’s common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS’= the number of shares of L-1’s common stock outstanding immediately after the expiration of such tender or exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of L-1’s common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the base conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If L-1 or one of its subsidiaries is obligated to purchase L-1 common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new base conversion rate shall be readjusted to be the base conversion rate that would be in effect if such tender or conversion offer had not been made.

Except as stated herein, L-1 will not adjust the base conversion rate for the issuance of shares of L-1’s common stock or any securities convertible into or convertible for shares of L-1’s common stock or the right to purchase shares of L-1’s common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the base conversion rate, no adjustment to the base conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of L-1’s shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the base conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if L-1 pays withholding taxes on behalf of a holder, L-1 may, at its option, set-off such payments against payments of cash and L-1’s common stock on the notes. See ‘‘Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Dividends,’’ ‘‘Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions’’ and ‘‘Material U.S. Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Dividends and Constructive Distributions.’’

To the extent that L-1 has a rights plan in effect upon conversion of the notes for common stock, you will receive, upon conversion of notes in respect of which L-1 has elected to deliver L-1 common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the L-1 common stock, in which case, and only in such case, the base conversion rate will be adjusted at the time of separation as if L-1 distributed to all holders of L-1’s common stock, shares of L-1’s capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

L-1 will not make any adjustment to the base conversion rate except as specifically set forth in this ‘‘Conversion Rate Adjustments’’ and in ‘‘— Adjustment to Shares Delivered upon Conversion Upon Certain Fundamental Changes.’’ Further, in the event of an adjustment to the base conversion rate pursuant to clauses (4) and (5) above, in no event will the base conversion rate exceed 50 shares of L-1’s common stock per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1), (2) and (3) above.

Without limiting the foregoing, the base conversion rate will not be adjusted:

•	upon the issuance of any shares of L-1’s common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on its securities and the investment of additional optional amounts in shares of its common stock under any plan;

•	upon the issuance of any shares of L-1’s common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by L-1 or any of its subsidiaries;

•	upon the issuance of any shares of L-1’s common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the issuance of any shares of L-1’s common stock or warrants to acquire such common stock in any public offering or private placement or in connection with any acquisition;

•	for a change in the par value of L-1’s common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•	in connection with the privately negotiated prepaid forward share purchase transaction with Bear, Stearns & Co. or one of its affiliates entered into in connection with the issuance of the notes.

No adjustment to the base conversion rate will be required unless the adjustment, taken together with all other as-yet-unmade adjustments, would require an increase or decrease of at least 1% of the base conversion rate. If the adjustment is not made because the adjustment does not change the base conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, all adjustments not made on or prior to the date 30 days prior to the applicable redemption date will be made effective as of such date 30 days prior to such redemption date. In addition, all adjustments not previously taken into account shall be made upon conversion.

Recapitalizations, Reclassifications and Changes of L-1’s Common Stock

In the case of any recapitalization, reclassification or change of L-1’s common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving L-1, a sale or conveyance to another person of all or substantially all of L-1’s property and assets or any statutory share exchange, in each case as a result of which the common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event or transaction, a ‘‘reorganization event’’), then, following the effective time of the reorganization event, the right to receive shares of common stock upon conversion of notes, if any, will be changed into a right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a like number of shares of L-1’s common stock immediately prior to such reorganization event would have been entitled to receive (the ‘‘reference property’’) upon such reorganization event. If the reorganization event causes L-1’s common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of L-1’s common stock that affirmatively make such an election. L-1 will notify holders of the weighted average as soon as practicable after such determination is made. Upon such reorganization event, L-1 or any successor company will enter into a supplemental indenture consistent with the foregoing.

However, if the transaction described above also constitutes a ‘‘public acquirer change of control,’’ then L-1 may in certain circumstances elect to change the conversion right in the manner described under ‘‘— Conversion After a Public Acquirer Change of Control’’ in lieu of changing the conversion right in the manner described in the foregoing paragraph.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above under ‘‘—Conversion Upon Specified Corporate Transactions — Certain Corporate Events,’’ in connection with a corporate transaction that also constitutes a fundamental change (as defined under ‘‘—Fundamental Change Permits Holders to Require L-1 to Purchase Notes’’) the effective date for which occurs on or prior to May 20, 2012, the applicable conversion rate will be increased by an additional number of shares of common stock (the ‘‘additional shares’’) as described below.

Any conversion will be deemed to have occurred in connection with such fundamental change if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied.

The number of additional shares by which the applicable conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the ‘‘effective date’’) and the price (the ‘‘stock price’’) paid per share of common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of L-1’s common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of L-1’s common stock over the five trading-day period ending on the trading day preceding the date on which the fundamental change occurs or becomes effective.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth under ‘‘—Conversion Rate Adjustments.’’

	Stock Price
Effective Date	$20.00	$25.00	$30.00	$32.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00	$125.00
May 17, 2007*	18.7500	14.5342	12.5349	12.0659	10.3794	8.3416	5.8926	4.5043	3.6150	2.9939	1.5513
May 15, 2008	18.7500	13.4454	11.3257	10.8547	9.1932	7.2375	4.9896	3.7769	3.0233	2.5053	1.3104
May 15, 2009	18.7500	12.1702	9.8808	9.4061	7.7783	5.9343	3.9524	2.9601	2.3684	1.9681	1.0441
May 15, 2010	18.7500	10.7498	8.1457	7.6506	6.0587	4.3687	2.7548	2.0449	1.6445	1.3757	0.7426
May 15, 2011	18.7500	9.2403	5.9291	5.3675	3.8231	2.4082	1.3905	1.0487	0.8601	0.7274	0.3984
May 20, 2012	18.7500	8.7500	2.0833	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

*	Issue date of the notes

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $125.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $20.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, the applicable conversion rate shall not exceed 50 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of ‘‘— Conversion Rate Adjustments,’’ which adjustment shall be subject to the provisions set forth under such heading.

If you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to additional shares in connection with such conversion.

L-1’s obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

An increase in the applicable conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See ‘‘Material U.S. Federal Income Tax Considerations.’’

Settlement of Conversion in a Fundamental Change

As described above under ‘‘ — Recapitalizations, Reclassifications, and Changes of L-1’s Common Stock,’’ upon effectiveness of any fundamental change and a related conversion, the applicable conversion rate or the sum of the daily settlement amounts with respect to the notes submitted for conversion will be determined by the reference property. If, as described above, L-1 is required to increase the conversion rate by the additional shares as a result of the fundamental change, any related conversions will be settled as follows:

•	If the last day of the applicable observation period related to the notes submitted for conversion in connection with the fundamental change is prior to the third scheduled trading day preceding the anticipated effective date of the fundamental change, L-1 will settle such conversion as described under ‘‘—Payment Upon Conversion’’ above by delivering the number of shares of L-1’s common stock or the amount of cash and shares of L-1’s common stock (if any), as the case may be, based on the applicable conversion rate then in effect without regard to the number of additional shares to be added to the applicable conversion rate as described above, as promptly as practicable following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, L-1 will deliver the increase in such amount of cash and reference property deliverable in lieu of L-1’s common stock, as if the applicable conversion rate had been increased by such number of additional shares during the related observation period (and based upon the same daily VWAP for each trading day in such observation period). If such increased amount results in an increase to the amount of cash to be paid to holders, L-1 will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of L-1’s common stock, L-1 will deliver such increase by delivering reference property based on such increased number of shares of L-1’s common stock; or

•	If the last day of the applicable observation period related to notes submitted for conversion in connection with the fundamental change is on or following the third scheduled trading day preceding the effective date of the fundamental change, L-1 will settle such conversion as described under ‘‘—Payment Upon Conversion’’ above (based on the applicable conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the fundamental change and (2) as promptly as practicable following the last day of the applicable observation period (in the case of a full share settlement).

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), L-1 may, in lieu of increasing the applicable conversion rate by a number of additional shares as described in ‘‘—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes’’ above, elect to permanently adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under ‘‘—Conversion Rights’’) for cash and a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as set forth above under ‘‘—Payment Upon Conversion,’’ by adjusting the base conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be the average of the daily VWAP prices of L-1’s common stock for the five consecutive VWAP trading days prior to but excluding the effective date of such public acquirer change of control; and

•	the denominator of which will be the average of the daily VWAP prices of the public acquirer common stock for the five consecutive VWAP trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

The incremental share factor will be adjusted by proportionally adjusting the incremental share factor immediately prior to such transaction on the same basis as the base conversion rate.

If L-1 makes such election with respect to a public acquirer change of control that is also a transaction described in ‘‘Recapitalizations, Reclassifications and Changes of L-1’s Common Stock’’ then the conversion rate will be adjusted as described under this caption in lieu of changing the conversion rights as described under ‘‘Recapitalizations, Reclassifications and Changes of L-1’s Common Stock’’.

A ‘‘public acquirer change of control’’ means a fundamental change as defined in clause (2) in the definition thereof (after giving effect to the paragraph following that definition) in which the acquirer has a class of common stock traded on a U.S. national or regional securities exchange or which will be so traded when issued or converted in connection with such fundamental change (the ‘‘public acquirer common stock’’). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have ‘‘public acquirer common stock’’ if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, and in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having ‘‘beneficial ownership’’ (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

At least 35 scheduled trading days prior to the expected effective date of a fundamental change that is also a public acquirer change of control, L-1 will provide to all holders of the notes and the trustee and paying agent a notification stating whether L-1 will:

•	elect to adjust the applicable conversion rate and related conversion obligation described in the third preceding paragraph, in which case the holders will not have the right to receive additional shares upon conversion, as described under ‘‘—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes;’’ or

•	not elect to adjust the applicable conversion rate and related conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under ‘‘—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.’’

In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require L-1 to repurchase all or a portion of its notes as described below.

Purchase of Notes by L-1 at the Option of the Holder

Holders have the right to require L-1 to purchase the notes on May 15, 2012, May 15, 2017 and May 15, 2022 (each, a ‘‘purchase date’’). L-1 will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, L-1 will not be obligated to purchase the related notes. Also, L-1’s ability to satisfy its purchase obligations may be affected by the factors described in ‘‘Risk Factors’’ under the caption ‘‘We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.’’

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to such purchase date. Any notes purchased by L-1 will be paid for in cash.

On or before the 20th business day prior to each purchase date, L-1 will provide to the trustee, the paying agent and to all holders of the notes, and as otherwise required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require L-1 to repurchase their notes.

Simultaneously with providing such notice, L-1 will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on L-1’s website or through such other public medium as L-1 may use at that time.

A notice electing to require L-1 to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by L-1 pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery or transfer of the notes).

L-1 will be responsible for making all determinations with respect to the adequacy of all notices electing to require L-1 to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

L-1 will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental Change Permits Holders to Require L-1 to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require L-1 to purchase any or all of your notes, or any portion of the principal amount thereof in a multiple of $1,000, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case L-1 will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date, specified by L-1, no later than the 35th day following the date of L-1’s fundamental change notice as described below. Any notes purchased by L-1 will be paid for in cash.

A ‘‘fundamental change’’ will be deemed to have occurred if any of the following occurs:

(1)     a ‘‘person’’ or ‘‘group’’ within the meaning of Section 13(d) of the Exchange Act other than L-1, its subsidiaries or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the ‘‘beneficial owner,’’ as defined in Rule 13d-3 under the Exchange Act, of L-1’s common equity representing more than 50% of the ordinary voting power of its common equity; provided that this clause (1) shall not apply to a merger of our company with or into a wholly-owned subsidiary of a corporation that, immediately following the transaction or series of transactions, has a class of common stock traded on a U.S. national or regional securities exchange if immediately following the transaction or series of transactions (a) the holders of our common stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of such parent corporation and (b) such parent corporation fully and unconditionally guarantees all obligations of such continuing or surviving corporation under the notes and the indenture on a senior basis on terms and pursuant to a supplemental indenture reasonably satisfactory to the trustee;

(2)     consummation of any share exchange, consolidation or merger of L-1 pursuant to which its common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of L-1’s and L-1’s subsidiaries’ assets, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of L-1’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3)    L-1’s common stock (or other common stock for which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange for a period of 30 consecutive scheduled trading days.

    A fundamental change described in clauses (1) or (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by L-1’s common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clauses (1) or (2) of the definition consists of shares of common stock traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clauses (1) or (2) of the definition (these securities being referred to as ‘‘publicly traded securities’’) and as a result of this transaction or transactions the notes become convertible for such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights.

On or before the 20th day after the occurrence of a fundamental change, L-1 will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture, including through DTC) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if conversion of the notes is permitted in connection with such fundamental change as described in ‘‘—Conversion Rights—Conversion Upon Specified Corporate Transactions— Certain Corporate Events,’’ the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require L-1 to purchase their notes.

Simultaneously with providing such notice, L-1 will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on L-1’s website or through such other public medium as L-1 may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled ‘‘Form of Fundamental Change Purchase Notice’’ on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by L-1 pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

L-1 will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of L-1. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of L-1 by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect L-1’s consolidated financial condition. In addition, the requirement that L-1 offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving L-1 that is not a fundamental change (as defined).

L-1 will be responsible for making all determinations with respect to the adequacy of all notices electing to require L-1 to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of ‘‘all or substantially all’’ of L-1’s and its subsidiaries’ assets. There is no precise, established definition of the phrase ‘‘substantially all’’ under applicable law. Accordingly, the ability of a holder of the notes to require L-1 to purchase its notes as a result of the sale, lease or other transfer of less than all of L-1’s and its subsidiaries’ assets may be uncertain.

If a fundamental change were to occur, L-1 may not have enough funds to pay the fundamental change purchase price. See ‘‘Risk Factors’’ under the caption ‘‘We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.’’ Our credit facility contains, and any future credit facilities agreements or agreements relating to our indebtedness may contain, provisions prohibiting purchase of the notes and providing that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase notes would constitute an event of default under the indenture, which could constitute an event of default under our other indebtedness.

Consolidation, Merger and Sale of Assets

The indenture provides that L-1 shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee entity (if not L-1) expressly assumes by supplemental indenture all the obligations of L-1 under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee entity shall succeed to, and may exercise every right and power of, L-1 under the indenture and L-1 shall have no further obligation under the notes, the indenture and, to the extent then still operative, the registration rights agreement.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require L-1 (or its successor) to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)    default in any payment of interest, including any additional interest (as described below in this section or required by the registration rights agreement described in ‘‘Registration Rights’’) on any note when due and payable and the default continues for a period of 30 days;

(2)    default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)    failure by L-1 to comply with its obligation to convert the notes in accordance with and within the time period required by the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(4)     failure by L-1 to give a fundamental change notice or notice of a specified corporate transaction as described under ‘‘— Conversion Upon Specified Corporate Transactions’’ or a public acquirer change of control notice as described under ‘‘— Conversion After a Public Acquirer Change of Control,’’ in each case when due and such failure continues for 10 days after notice of such failure is received by the trustee from any party;

(5)    failure by L-1 to comply with its obligations under ‘‘— Consolidation, Merger and Sale of Assets;’’

(6)    failure by L-1 for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)     default by L-1 or any significant subsidiary of L-1 (as defined in Regulation S-X under the Exchange Act) in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $15 million in the aggregate of L-1 and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created, which default results (i) in such indebtedness becoming or being declared due and payable, and such indebtedness shall not have been discharged in full or such declaration shall not have been rescinded or annulled within 30 days after written notice of such declaration has been received by L-1 or such subsidiary from the trustee (or to L-1 and the trustee from the holders of at least 25% in principal amount of the outstanding notes) or (ii) from a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days;

(8)   certain events of bankruptcy, insolvency, or reorganization of L-1 or any significant subsidiary of L-1 (as defined in Regulation S-X under the Exchange Act) (the ‘‘bankruptcy provisions’’); and

(9)    there is entered against L-1 or any significant subsidiary of L-1 (as defined in Regulation S-X under the Exchange Act) a final judgment or order for the payment of money in an aggregate amount exceeding $15 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

    If an event of default occurs and is continuing, the trustee by notice to L-1, or the holders of at least 25% in principal amount of the outstanding notes by notice to L-1 and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving L-1 or a significant subsidiary of L-1, 100% of the principal and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default which is a failure to comply with the reporting obligations in the indenture, which are described below under the caption ‘‘ — Reports,’’ or failure to comply with the requirements of

Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption ‘‘Registration Rights’’ and will be payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of notes under the registration rights agreement.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, or failure to deliver, upon conversion, cash and shares of common stock, if applicable) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)     such holder has previously given the trustee notice that an event of default is continuing;

(2)     holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)     such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)     the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, L-1 is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. L-1 also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action L-1 is taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)     reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment or waive any past default;

(2)     reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)     reduce the principal of or extend the stated maturity of any note;

(4)    otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(5)     make any change that impairs or adversely affects the conversion rights of any notes;

(6)     reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes L-1’s obligation to make such payments;

(7)     make any note payable in currency other than that stated in the note; or

(8)    make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, L-1 and the trustee may amend the indenture to:

(1)     cure any ambiguity, defect or inconsistency in the indenture;

(2)     provide for the assumption by a successor entity of the obligations of L-1 under the indenture as described under ‘‘— Consolidation, Merger and Sale of Assets’’;

(3)     add guarantors with respect to the notes;

(4)     secure the notes;

(5)     add to the covenants of L-1 for the benefit of the holders or surrender any right or power conferred upon L-1;

(6)     make any change that does not materially adversely affect the rights of any holder;

(7)     comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(8)     provide for the acceptance of appointment by a successor trustee or paying agent or facilitate the administration of the trusts under the indenture by more than one trustee or paying agent;

(9)     add to events of default for the benefit of the holders of the notes; or

(10)     conform the text of the indenture or the notes to any provision of this ‘‘Description of Notes.’’

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, L-1 is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

L-1 may satisfy and discharge its obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of L-1’s common stock (in respect of conversions) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by L-1. Such discharge is subject to terms contained in the indenture.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of L-1 (including, without limitation, voting rights and rights to receive any dividends or other distributions on common stock).

Reports

L-1 shall deliver to the trustee, within 15 days after filing with the Commission, copies of L-1’s annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which L-1 is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event L-1 is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the Commission had L-1 continued to have been subject to such reporting requirements. In such event, such reports shall be provided at the times L-1 would have been required to provide reports had it continued to have been subject to such reporting requirements. L-1 shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator, organizer, stockholder, member or partner of L-1 will have any liability for any obligations of L-1 under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Calculations in Respect of Notes

Except as otherwise provided above, L-1 will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of L-1’s common stock, accrued interest payable on the notes and the conversion rate of the notes. L-1 will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of notes. L-1 will provide a schedule of its calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of its calculations without independent verification. The trustee will forward these calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the initial trustee, registrar, paying agent and conversion agent for the notes. The Bank of New York, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR CAPITAL STOCK

This section contains a description of the material features and rights of our capital stock. This description does not purport to be exhaustive and is qualified in its entirety by references to applicable Delaware law and our amended certificate of incorporation and by-laws.

Common Stock

Under our certificate of incorporation, as amended to date, we have authority to issue 125,000,000 shares of common stock, par value $0.001 per share. As of August 1, 2007, 74,934,131 shares of our common stock were outstanding. As of that date, we also have 9,184,692 shares of common stock reserved for issuance upon exercise of options and warrants granted or in connection with other awards outstanding under various employee or director incentive, compensation and option plans. All of the outstanding shares of our common stock are fully paid and nonassessable, and any of its shares issued in exchange for the notes will be fully paid and nonassessable when issued.

Dividends

Subject to preferences that may apply to shares of our preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may determine in their sole discretion. To date, we have not paid any cash dividends. Our credit facility prevents us from paying dividends or making other distributions to our stockholders.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights.

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation and Other Rights

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law

Classified board of directors.    Our certificate of incorporation provides that there shall be no more than fourteen directors and the board of directors shall be classified. Our current board of directors consists of (i) four directors as Class III directors whose term of office shall expire in 2008, (ii) five directors as Class II directors whose term of office shall expire in 2007 and (iii) four directors as Class I directors whose term of office shall expire in 2009, and who shall be automatically nominated to the board at the end of his term.

Anti-Takeover Provisions.    The provisions of the General Corporation Law of the State of Delaware, or DGCL, our certificate of incorporation and by-laws may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an ‘‘interested stockholder’’ is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may ‘‘opt out’’ of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not ‘‘opted out’’ of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Limited.

Listing

Our common stock is traded on the New York Stock Exchange under the symbol ‘‘ID.’’

Preferred Stock

Under our certificate of incorporation, as amended to date, we have authority to issue, in one or more series, 2,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of our outstanding stock without the separate vote of holders of preferred stock as a class. Currently, no shares of our preferred stock are outstanding.

Our board of directors is authorized to designate, for each series of preferred stock, the preferences, qualifications, limitations, restrictions and optional or other special rights of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in May 2007 to Bear, Stearns & Co. Inc and Banc of America Securities LLC, as representatives of the initial purchasers (the ‘‘Representatives’’). The initial purchasers resold the notes to purchasers they reasonably believed to be ‘‘qualified institutional buyers’’ in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the shares of common stock issuable upon conversion of the notes pursuant to this prospectus. The Representatives have in the past and may in the future provide financial advisory and other services to us and our affiliates.

The following table and related footnotes shows information received by us on or prior to August 1, 2007, with respect to the selling securityholders and the principal amounts of notes and our common stock issuable upon conversion of the notes beneficially owned that may be offered under this prospectus. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table.

The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were ‘‘restricted securities’’ under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name (1)	Aggregate Principal Amount of Notes at Maturity that May be Sold	Shares of Common Stock Registered Hereby (2)	Shares of Common Stock Owned After Completion of this Offering
Bayerische Hypo - und Vereinsbank AG	$2,115,000	95,704	—
Bear, Stearns & Co. Inc.	18,507,000	837,442	—
CAS - HY	450,000	20,363	—
CBARB	7,000,000	316,750	—
CNH CA Master Account, L.P.	10,000,000	452,500	—
Columbia Convertible Securities Fund	5,000,000	226,250	—
GCOF - HY	150,000	6,788	—
Investment Silverback Arbitrage Master Fund Limited	3,000,000	135,750	—
JMG Capital Partners, L.P.	3,000,000	135,750	—
JMG Triton Offshore Fund, Ltd.	2,000,000	90,500	—
KBC Convertibles MAC 28 Limited	1,000,000	45,250	—
KBC Diversified Fund, a segregated portfolio of KBC Aim Master Fund, SPC	2,000,000	90,500	—
KBC Financial Products USA Inc.	500,000	22,625	—
Linden Capital L.P.	12,000,000	543,000	—
Nisswa Master Fund Ltd.	2,000,000	90,500	—
Peoples Benefit Life Insurance Company Teamsters	4,500,000	203,625	—
Pimco Convertible Fund	400,000	18,100	—
Polygon Global Opportunities Master Fund	10,000,000	452,500	—
Redbourn Partners Ltd.	7,500,000	339,375	—
Rhythm Fund, Ltd.	1,000,000	45,250	—
TQA Master Fund, Ltd.	3,300,000	149,325	—
TQA Master Plus Fund Ltd.	1,200,000	54,300	—
Vicis Capital Master Fund	6,000,000	271,500	—
Zurich Institutional Benchmarks Master Fund Ltd.	700,000	31,675	—
All other holders of notes or future transferees, pledges, donees or successors of any such holders	71,678,000	3,243,430	—

_________________

(1)	Information about the other selling securityholders may be set forth in prospectus supplements, post-effective amendments, current reports on Form 8-K or quarterly reports on Form 10-Q, if required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 31.25 shares of common stock per $1,000 principal amount at maturity of the notes plus an additional 14 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustments, and the number of incremental shares issuable upon conversion will be subject to contingencies and adjustments, in each case as described under ‘‘Description of the Notes -- Conversion Rights.’’ As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

PLAN OF DISTRIBUTION

We will not receive any proceeds from sales of any securities by the selling securityholders. The selling securityholders or their pledgees donees, transferees or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker- dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker- dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and purchasers of selling securityholders’ securities of securities, for who they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling securityholder may enter into hedging transactions with broker-dealers and the broker- dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market- making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

The securities offered hereby were originally issued to the selling securityholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling securityholders have sold all of the securities or such securities are transferred or cease to be outstanding or (ii) two years after the effective date of the registration statement. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Our common stock is quoted on the New York Stock Exchange under the symbol ‘‘ID.’’ We do not intend to apply for the listing of the notes on any securities exchange, including the New York Stock Exchange. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the ‘‘IRS’’) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers), and that hold the notes and common stock as ‘‘capital assets’’ (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), or a U.S. Holder (as defined below) whose ‘‘functional currency’’ is not the U.S. dollar). Also, it is not intended to be applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term ‘‘U.S. Holder’’ means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it is (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term ‘‘U.S. Holder’’ also includes certain former citizens and residents of the United States. A ‘‘Non-U.S. Holder’’ is a beneficial owner (other than a partnership or an entity treated as a partnership for federal income tax purposes) of notes or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as ‘‘original issue discount’’ over the term of the instrument. The notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into shares of our common stock, the U.S federal income tax consequences of which are described under ‘‘— Conversion of Notes’’ below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under ‘‘— Sale, Exchange, Redemption or Other Disposition of Notes’’ above.

Upon conversion of a note solely into shares of our common stock, a U.S. Holder generally would not recognize any income, gain or loss (except with respect to cash received in lieu of fractional shares of common stock (including any fractional share for which cash is paid but excluding common stock attributable to accrued interest) and amounts attributable to accrued but unpaid interest). The U.S. Holder’s tax basis in the common stock would be its tax basis in the converted notes. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not be permitted to recognize loss, but generally would be required to recognize capital gain in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest). The gain recognized by a U.S. Holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate U.S. Holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest), and increased by the amount of gain recognized. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock based on their relative fair market values. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as redeemed. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any income, gain or loss (except with respect to cash received in lieu of a fractional share of common stock and amounts attributable to accrued but unpaid interest). The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the common stock attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet taken into account would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

U.S. Holders whose notes are surrendered for conversion through a financial institution (see ‘‘Decription of the Notes — Surrender to a Financial Institution in Lieu of Conversion’’) should consult their tax advisors regarding the U.S. federal income tax treatment of such surrender.

Distributions

If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends-received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution (‘‘Constructive Dividend’’) could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a fundamental change, as described under

‘‘Description of Notes — Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes,’’ also may be treated as a taxable stock distribution. We will take the position, although it is not free from doubt, that the determination of the conversion rate of the notes in accordance with the formula set forth under ‘‘Decription of the Notes — Conversion Rights — General’’ will not result in a Constructive Dividend. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in L-1. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions would be treated in the manner described under ‘‘— Distributions’’ above even though U.S. Holders will not receive any cash or property as a result of such adjustments. Corporate U.S. Holders would not be entitled to claim the dividends-received deduction with respect to any constructive distributions. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the stock for more than one year, or short-term capital gain or loss if the holder held the stock for one year or less, at the time of the transaction. Long-term capital gains of non-corporate U.S. Holders are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the nonresident’s country of residence), collected by means of withholding by the payor. Payments of interest (including any additional interest) on the notes to Non-U.S. Holders, however, will generally qualify as ‘‘portfolio interest,’’ and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	is a ‘‘controlled foreign corporation’’ that is related to us.

The portfolio interest exemption, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under ‘‘— Taxation of Interest’’ above), unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, in which case it would be subject to tax as described below under ‘‘— Income or Gains Effectively Connected with a U.S. Trade or Business’’;

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, even though the individual is not considered a resident of the U.S., which may be offset by U.S. source capital losses; or

•	the rules of the Foreign Investment in Real Property Tax Act, FIRPTA (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a ‘‘U.S. real property holding corporation,’’ or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends

Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under ‘‘— U.S. Holders — Constructive Distributions’’ above) generally will be subject to U.S. withholding tax at a 30% rate. As described above under ‘‘U.S. Holders — Constructive Distribution,’’ we will take the position, although it is not free from doubt, that the determination of the conversion rate of the notes in accordance with the formula set forth under ‘‘Decription of the Notes — Conversion Rights — General’’ will not result in a Constructive Dividend. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder would be required to demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN. Because a Constructive Dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set off any such withholding tax against cash payments of interest payable on the notes, shares of our common stock otherwise issuable upon conversion of the notes, or proceeds from a sale subsequently paid or credited to a Non-U.S. Holder.

Sale of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock, unless the exceptions described under ‘‘— Sale, Exchange, Redemption, Conversion or Other Disposition of Notes’’ above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends (including any Constructive Dividend) on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S.

trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any ‘‘effectively connected’’ income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a ‘‘branch profits tax.’’ The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends (including any Constructive Dividend), and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by ‘‘backup withholding’’ rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends (including any Constructive Dividend) to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends (including any Constructive Dividend) paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under ‘‘— Non-U.S. Holders — Taxation of Interest’’ and ‘‘— Non-U.S. Holders — Dividends’’ above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock (including any Constructive Dividend) or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

Because a Constructive Dividend deemed received by a Holder would not give rise to any cash from which any applicable backup withholding tax could be satisfied, we may set off any such withholding against cash payments of interest payable on the notes, shares of our common stock otherwise issuable upon conversion of the notes, or proceeds from a sale subsequently paid or credited to a Holder.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes and our common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, ‘‘Similar Laws’’), and entities whose underlying assets are considered to include ‘‘plan assets’’ (within the meaning of ERISA and any Similar Laws) of such plans, accounts and arrangements (each, a ‘‘Plan’’).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ‘‘ERISA Plan’’) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and our common stock issuable upon conversion of the notes by any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are ‘‘parties in interest,’’ within the meaning of Section 406 of ERISA, or ‘‘disqualified persons,’’ within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include ‘‘plan assets’’ as described below, the acquisition and/or holding of notes and our common stock issuable upon conversion of the notes by a Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Plan neither receives less than nor pays more than ‘‘adequate consideration’’ (as defined in such Sections) in connection with such transaction. Each fiduciary or other person acting on behalf of any Plan in connection with the acquisition of the Notes should determine the applicability of exemptive relief under Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code. The U.S. Department of Labor (the ‘‘DOL’’) has also issued prohibited transaction class exemptions (‘‘PTCEs’’) that may apply to the acquisition and holding of the notes and our common stock issuable upon conversion of the notes. In addition, class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can he no assurance that all of the conditions of any such exemptions will he satisfied.

Because of the foregoing, the notes and our common stock issuable upon conversion of the notes should not be purchased or held by any person investing plan assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Laws.

Plan Asset Issues

ERISA and the Code do not define plan assets. However, regulations (the ‘‘Plan Asset Regulations’’) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a ‘‘publicly-offered security’’ nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by ‘‘benefit plan investors’’ is not significant or that the entity is an ‘‘operating company,’’ in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an ‘‘equity interest’’ as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the notes would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event our common stock issuable upon conversion of the notes would be characterized as equity. If our assets were deemed to be plan assets under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute ‘‘prohibited transactions’’ under ERISA and the Code.

It is not anticipated that (i) the notes or our common stock issuable upon conversion of the notes will constitute ‘‘publicly offered securities’’ for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the notes or our common stock issuable upon conversion of the notes by benefit plan investors will be significant for purposes of the Plan Asset Regulations. It is anticipated that we will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.

Representation

By its acceptance of a note or our common stock issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or our common stock issuable upon conversion of the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes and our common stock issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and our common stock issuable upon conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

Experts

Our consolidated financial statements as of and for the year ended December 31, 2006, and management’s annual report on internal control over financial reporting as of December 31, 2006, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R), ‘‘Share-Based Payment’’ on January 1, 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, as expert in accounting and auditing.

The audited historical consolidated financial statements of Identix included in Exhibit 99.1 of our Current Report on Form 8-K dated March 19, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of SpecTal as of and for the year ended December 31, 2005, incorporated in this prospectus by reference to our Current Report on Form 8-K/A, filed with the SEC on December 26, 2006, have been included in reliance on the report of Snyder, Cohn, Collyer, Hamilton & Associates, P.C., independent auditors, as expert in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://l1id.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, CT 06901
Attn: Investor Relations
(203) 504-1100

Incorporation of Certain Documents by Reference

We ‘‘incorporate by reference’’ in this prospectus certain information that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934.

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2007;

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Proxy Statement, filed with the SEC on April 6, 2007;

•	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2007, January 11, 2007 (excluding Item 7.01), January 29, 2007 (excluding Item 7.01), February 13, 2007 (excluding Items 2.02 and 7.01), March 19, 2007, April 3, 2007, April 13, 2007, April 16, 2007, May 2, 2007, May 9, 2007, May 11, 2007 (excluding Item 2.02), May 16, 2007, May 23, 2007, June 20, 2007 and July 19, 2007; and

•	Our Current Report on Form 8-K/A, filed with the SEC on December 26, 2006.

We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below itemizes the expenses payable by L-1 Identity Solutions, Inc. (the ‘‘Registrant’’) in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee.

Securities Act Registration Fee	$5,372.50
Legal Fees and Expenses	$75,000.00
Printing Expenses	$20,000.00
Accounting Fees and Expenses	$30,000.00
Miscellaneous	$5,000.00
Total	$135,372.50

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The General Corporation Law of the State of Delaware also provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The General Corporation Law of the State of Delaware also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Article IX of the Registrant’s Certificate of Incorporation and Article 5 of the Registrant’s By-laws provide for mandatory indemnification of the Registrant’s directors and officers, and permissible indemnification of its employees and other agents, to the maximum extent permitted by the General Corporation Law of the State of Delaware. The Registrant has also entered into indemnification agreements with its directors and officers that require the Registrant, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The above discussion of the General Corporation Law of the State of Delaware and the Registrant’s Certificate of Incorporation, By-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Certificate of Incorporation, By-laws and indemnification agreements.

The Registrant maintains liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS

INDEX

The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated as of October 5, 2004, by and among Viisage Technology, Inc., Imaging Automation, Inc. and Ireland Acquisition Corp. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on October 8, 2004) (SEC File No. 000-21559).*
2.2		Agreement and Plan of Merger, dated as of November 15, 2005, by and among Viisage Technology, Inc., Integrated Biometric Technology, Inc., Integrated Biometric Technology LLC, and the stockholders named therein (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on November 18, 2005) (SEC File No. 000-21559).*
2.3		Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage Technology, Inc., VIDS Acquisition Corp. and Identix Incorporated (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 13, 2006) (SEC File No. 000-21559).*
2.4		Agreement and Plan of Merger, dated as of February 5, 2006, by and among Viisage Technology, Inc., SecuriMetrics, Inc. and VS Able Acquisition Corp. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 6, 2006) (SEC File No. 000-21559).*
2.5		Agreement and Plan of Merger, dated as of July 14, 2006, by and among Viisage Technology, Inc., Iris Acquisition I Corp., Iridian Technologies, Inc., Perseus 2000 L.L.C., as stockholder representative, and other parties named therein (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on July 18, 2006) (SEC File No. 000-21559).*
2.6		Arrangement Agreement, dated as of November 15, 2006 (the ‘‘Arrangement Agreement’’), among L-I Identity Solutions, Inc., 6653375 Canada Inc. and ComnetiX Inc. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on November 16, 2006) (SEC File No. 001-33002).*
2.6	(a)	Amendment No. 1 to the Arrangement Agreement, dated January 9, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 11, 2007) (SEC File No. 001-33002).*
2.6	(b)	Amendment No. 2 to the Arrangement Agreement, dated January 25, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on January 29, 2007) (SEC File No. 001-33002).*
2.6	(c)	Amendment No. 3 to the Arrangement Agreement, dated February 7, 2007 (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on February 13, 2007) (SEC File No. 001-33002).*
2.7		Agreement and Plan of Reorganization, dated May 16, 2007, by and among the Company, L-1 Identity Solutions Operating Company and Merger Co. (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on May 16, 2007) (SEC File No. 001-33002).*

Exhibit Number	Description
2.8	Agreement and Plan of Merger, dated as of June 18, 2007, by and among McClendon Corporation, the Selling Stockholders, L-1 Identity Solutions, Inc., L-1 Identity Solutions Operating Company and Patty Hardt, as Stockholders’ Representative (filed as Exhibit 2.1 to our Current Report on Form 8-K filed on June 20, 2007) (SEC File No. 001-33002).*
3.1	Amended and restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on May 16, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007)
(SEC File No. 001-33002).
3.2	By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 16, 2007) (SEC File No. 001-33002).*
4.1	Specimen Certificates for Common Stock (filed as Exhibit 4.1 to our Registration Statement on Form 8-A filed on August 29, 2006) (SEC File No. 001-33002).*
4.2	Indenture related to the Convertible Senior Notes due 2027, dated as May 17, 2007, between L-1 Identity Solutions, Inc. and The Bank of New York, as trustee (including form of 3.75% Convertible Senior Notes due 2027). (Filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 23, 2007) (SEC File No. 001-33002)*
4.3	Form of 3.75% Convertible Senior Notes due 2027 (included as Exhibit A to Exhibit 4.2 hereto).*
4.4	Registration Rights Agreement, dated as of May 17, 2007, by and among the Company and Bear, Stearns & Co. Inc. and Banc of America Securities LLC, as representatives of the initial purchasers (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 23, 2007) (SEC File No. 001-33002).*
5.1	Opinion of Weil, Gotshal & Manges LLP
10.1	Stock Purchase Agreement, dated as of May 1, 2007, by and among ACI, John Register and Frank White, the Company, and John Register, solely in his capacity as the sellers representative (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 2, 2007) (SEC File No. 001-33002).*
10.2	Purchase Agreement, dated as of May 10, 2007, by and among the Company, L-1 Identity Solutions Operating Company, Bear, Stearns & Co. Inc and Banc of America Securities LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 23, 2007) (SEC File No. 001-33002).*
10.3	Assignment and Assumption Agreement, dated as of May 16, 2007, by and between the Company and L-1 Identity Solutions Operating Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2007)
(SEC File No. 001-33002).*
12.1	Computation of Ratio of Earnings to Fixed charges.
18.1	Letter, dated March 16, 2006, from BDO Seidman LLP to Viisage Technology, Inc. (filed as Exhibit 18.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005) (SEC File No. 000-21559).*
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of PricewaterhouseCoopers LLP.

Exhibit Number	Description
23.4	Consent of Snyder, Cohn, Collyer, Hamilton & Associates, P.C.
24.1	Power of Attorney (included in signature page to this Registration Statement).
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

*	Incorporated herein by reference.
**	Confidential treatment has been requested and granted for certain portions of this agreement.
†	Exhibit is a management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a)

of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Stamford, Connecticut, on this 2nd day of August, 2007.

L-1 IDENTITY SOLUTIONS, INC.
/s/ Robert V. LaPenta
By: Robert V. LaPenta
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert V. LaPenta, James A. DePalma and Vincent A. D’Angelo, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement of Form S-3 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert V. LaPenta	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 2, 2007

Robert V. LaPenta

/s/ James A. DePalma	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 2, 2007

James A. DePalma

/s/ Vincent A. D’Angelo	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	August 2, 2007

Vincent A. D’Angelo

/s/ B.G. Beck	Director	August 2, 2007

B.G. Beck

/s/ Denis K. Berube	Director	August 2, 2007

Denis K. Berube

/s/ Milton E. Cooper	Director	August 2, 2007

Milton E. Cooper

/s/ Louis Freeh	Director	August 2, 2007

Louis Freeh

/s/ Robert S. Gelbard	Director	August 2, 2007

Robert S. Gelbard

/s/ Malcolm J. Gudis	Director	August 2, 2007

Malcolm J. Gudis

Signature	Title	Date

/s/ John E. Lawler	Director	August 2, 2007

John E. Lawler

/s/ Admiral James M. Loy	Director	August 2, 2007

Admiral James M. Loy

/s/ Peter Nessen	Director	August 2, 2007

Peter Nessen

/s/ Harriet Mouchly-Weiss	Director	August 2, 2007

Harriet Mouchly-Weiss

/s/ George J. Tenet	Director	August 2, 2007

George J. Tenet

/s/ B. Boykin Rose	Director	August 2, 2007

B. Boykin Rose